Exhibit 2.1

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

Execution Copy

EXCLUSIVE LICENSE AGREEMENT

by and between

Arena Pharmaceuticals, Inc.

(“Arena”)

United Therapeutics Corporation

(“UT”)

DATED AS OF NOVEMBER 15, 2018

TABLE OF CONTENTS

-i-

TABLE OF CONTENTS
(Continued)

-ii-

EXHIBITS

Exhibit A	Assignment and Assumption Agreement

Exhibit B	Bill of Sale

Exhibit C	Compound

Exhibit D	FDA Transfer Letter

Exhibit E	Domain Name Assignment

Exhibit F	Trademark Assignment

Exhibit G	Patent Assignment Document

Exhibit H	Transition Services Agreement

SCHEDULES

Schedule A	Assumed Contracts Schedule

Schedule B	Inventory Schedule

Schedule C	Patents Schedule

Schedule D	Domain Names and Trademarks Schedule

Schedule E	Tangible Personal Property Schedule

Schedule F	Disclosed Matters Schedule

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made as of November 15, 2018, by and between Arena Pharmaceuticals, Inc., a Delaware corporation (“Arena”), and United Therapeutics Corporation, a Delaware corporation (“UT,” and with Arena, each a “Party” and, together, the “Parties”).

WITNESSETH:

WHEREAS, Arena is a biopharmaceutical company that is engaged in the development and manufacturing of APD811.

WHEREAS, UT desires to acquire the exclusive rights to further develop, manufacture and commercialize the Products, including APD811.

WHEREAS, UT desires to license or purchase or assume from Arena, and Arena desires to license or sell, transfer and assign to UT, all of the Product Assets and the Assumed Liabilities upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, in addition to the license rights granted in this Agreement, subject to, and in accordance with, this Agreement, the Parties desire to enter into (i) an Assignment and Assumption Agreement, (ii) a Domain Name Assignment, (iii) a Trademark Assignment, (iv) a Bill of Sale for certain Other Product Assets, (v) FDA Transfer Letters, (vi) a Transition Services Agreement and (vii) a patent assignment document.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article 1

Product IP, Other Product Assets and Assumed Liabilities

1.1Product IP.

(a)Category 1 Product IP.

(i)Grant.  Effective as of the Closing, Arena hereby grants to UT an exclusive (as provided in Section 1.1(a)(ii)), perpetual, irrevocable, non-terminable, fully sublicensable (including through multiple tiers), fully transferable, unlimited license under the Category 1 Product IP (A) to research, develop, make, have made, use, offer for sale, sell, import and otherwise distribute and dispose of any compound (including the Compound), products (including the Products), services or technologies, (B) to practice any method, process or procedure, (C) to otherwise fully exploit the Category 1 Product IP and (D) to have any of the foregoing performed for it by any other Person, in each case in any manner, for any purpose

(including the treatment, prevention or amelioration of any disease, condition or state) and throughout the universe.

(ii)Exclusivity.  The license granted to UT in Section 1.1(a)(i) is and shall be exclusive (even as to Arena) for all purposes (including the treatment, prevention or amelioration of any disease, condition or state) and throughout the universe, subject to Section 1.1(i).

(b)Category 2 Product IP.

(i)Grant.  Effective as of the Closing, Arena hereby grants to UT a perpetual, irrevocable, non-terminable, fully sublicensable (including through multiple tiers), fully transferable, unlimited license under the Category 2 Product IP (A) to research, develop, make, have made, use, offer for sale, sell, import and otherwise distribute and dispose of any compounds (including the Compound), products (including the Products), services or technologies, (B) to practice any method, process or procedure, (C) to otherwise fully exploit the Category 2 Product IP, and (D) to have any of the foregoing performed for it by any other Person, in each case in any manner, for any purpose (including the treatment, prevention or amelioration of any disease, condition or state) and throughout the universe.

(ii)Exclusivity.  The license granted to UT in Section 1.1(b)(i) is and shall be exclusive (even as to Arena), solely for (A) purposes of the Compound and Products, including to research, develop, make, have made, use, offer for sale, sell, import and otherwise distribute and dispose of the Compound and Products, (B) the period of time ending upon the expiration of the last-to-expire Royalty Term on a country-by-country basis (the “Category 2 Exclusivity Period”) and (C) subject to Section 1.1(i). Otherwise, the license granted to UT in Section 1.1(b)(i) is and shall be non-exclusive.

(c)Category 3 Product IP.  Effective as of the Closing, Arena hereby grants to UT a non-exclusive, perpetual, irrevocable, non-terminable, fully sublicensable (including through multiple tiers), fully transferable, license under the Category 3 Product IP to (A) research, develop, make, have made, use, offer for sale, sell, import and otherwise distribute and dispose of the Compound and Products, (B) to practice any method, process or procedure in connection with the practice of the rights granted in clause (A), and (C) to have any of the foregoing performed for it by any other Person, in each case throughout the universe.

(d)Prosecution of Product IP.  Effective as of the Closing, as between the Parties, except as provided in this Section 1.1(d), UT (itself or through an Affiliate, Product Sublicensee or other designee) will have the sole right and authority to, and Arena hereby disclaims all rights to, prepare, file, prosecute and maintain the Category 1 Product IP throughout the universe at UT’s own expense. On request, Arena will provide UT with all reasonable assistance and cooperation in such prosecution efforts, at Arena’s expense; provided that in no event will Arena be required to bear any out-of-pocket expenses (including, without limitation, any filing or maintenance fees) unless UT commits in writing to reimbursement of such expenses. Arena’s obligations under this Section 1.1(d) include (i) providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution, (ii) having employees and former employees, to the extent reasonably practicable, execute any necessary documents, such as assignments and declarations and (iii) agreeing to accept assignment of UT’s rights in any inventions relating to any Compound or Product or its manufacture or use that UT may wish to assign to Arena, with any such inventions (“Assigned-Back Inventions”), and any Patents and other Intellectual Property Rights therein, being Category 1 Product IP exclusively licensed (or if applicable assigned under Section 1.1(h)) to UT as provided herein. As used in this Agreement, “prosecution” includes all communication and other interaction with any patent office or patent authority anywhere in the world having jurisdiction over a patent application. UT shall use commercially reasonable efforts to keep Arena reasonably informed of the status of the preparation, filing, prosecution and maintenance of Category 1 Patents and to promptly provide Arena with all material correspondence received from any patent office or patent authority in connection therewith.  In addition, UT shall provide Arena with drafts of all proposed substantive filings with any patent authority with respect to the Category 1 Patents, including any inventions that UT proposes to assign to Arena as Assigned-Back Inventions, for Arena’s review and comment prior to the submission of the proposed filings.  UT shall consider Arena’s comments if received in writing prior to submitting any material filing or correspondence with any patent office or patent authority regarding Category 1 Patents; provided that in any event UT will have no obligation to incorporate any such comments.  In the event that UT desires to abandon or cease prosecution or maintenance of any Category 1 Patents, UT shall provide reasonable prior written notice to Arena of such intention to abandon (which notice shall, to the extent possible, be given no later than ninety (90) days prior to the next deadline for any action that must be taken with respect to any such Category 1 Patents in the relevant patent office).  If Arena so elects, UT shall permit Arena, at Arena’s discretion and at its sole expense, to continue prosecution or maintenance of such Category 1 Patents.

(e)Enforcement of Product IP.

(i)If to the actual knowledge of Arena there is (1) any actual or threatened infringement, violation or misappropriation, including past, present or future, of any Category 1 Product IP or Category 2 Product IP (by any activity) (collectively, “Infringing Activity”), (2) a declaratory judgment action (A) alleging the invalidity of any Category 1 Product IP or Category 2 Product IP (by any Third Party), or (B) asserting that the manufacture or sale or use of any product or service does not infringe any Category 1 Product IP or any Category 2 Product IP (by any Third Party) (each, a “DJA”), or (3) an administrative action, such as an inter partes review or opposition, challenging the validity or enforceability of any Category 1 Product IP or Category 2 Product IP (by any Third Party) (each, an “Invalidity Challenge”), then Arena will promptly notify UT in writing. Effective as of the Closing, the Parties’ rights regarding any proceedings or other action taken with respect to any Infringing Activity, DJA, or Invalidity Challenge (each, a “Product IP Action”) will be as follows:

(A)UT (itself or through an Affiliate, Product Sublicensee or other designee) will, at its own expense, have the sole right, but not the obligation, to initiate or defend any Product IP Action taken against or by a Third Party, whether occurring prior to Closing or thereafter, and Arena hereby affirmatively disclaims all such rights.

(B)UT (itself or through an Affiliate, Product Sublicensee or other designee) will have sole and full control over the conduct of any Product IP Action, including settlement thereof, and will have no obligation to inform, consult with or obtain agreement from Arena as to any decisions with respect to such Product IP Action, including settlement decisions; provided that in no event will Arena have any indemnification obligation to UT under Section 8.1(a) in respect of any Damages resulting from or arising out of any decisions, including settlement decisions, that UT makes with respect to any Product IP Action without providing reasonable prior notice to Arena or, where UT provides reasonable prior notice to Arena and Arena timely objects. On request, Arena will provide all reasonable assistance and cooperation in any Product IP Action, including by joining the Product IP Action as a party plaintiff.  Arena will provide all such reasonable assistance and cooperation at its expense, except that Arena will not be required to bear any out-of-pocket expenses unless UT commits in writing to reimbursement of such expenses and UT will reimburse Arena for any out-of-pocket expenses that Arena incurs with UT’s prior written approval (such approval not to be unreasonably withheld), it being understood that in no event will UT be required to reimburse Arena for the costs of any separate legal counsel Arena may obtain or wish to obtain. Notwithstanding the foregoing, Arena will have the right to control any Product IP Action involving only Category 2 Product IP that does not primarily relate to any Compound or Product pursuant to Section 1.1(c) in the same manner as if it were an action with respect to Category 3 Product IP.

(C)All recoveries associated with any such Product IP Action shall be used first to reimburse UT’s documented out-of-pocket legal expenses relating to such Product IP Action, with any remaining damages relating to Products (including lost sales or lost profits with respect to Products, and any punitive damages) being retained by UT and deemed Net Sales (without reference to the definition of Net Sales), subject to the royalty provisions of Section 2.5.

(ii)Arena (itself or through an Affiliate, licensee or other designee) will, at its own expense, have the sole right, but not the obligation, to initiate and control the conduct, including settlement, of (1) any actual or threatened infringement, violation or misappropriation, including past, present or future, of any Category 3 Product IP (by any activity), (2) a declaratory judgment action (A) alleging the invalidity of any Category 3 Product IP (by any Third Party), or (B) asserting that the manufacture or sale or use of any product or service does not infringe any Category 3 Product IP (by any Third Party), or (3) an administrative action, such as an inter partes review or opposition, challenging the validity or enforceability of any Category 3 Product IP (by any Third Party). UT shall have the right, at its own expense and by counsel of its own choice, to be represented in any such action described in this Section 1.1(e)(ii) that involves any Third Party that engages in activities related to any Product, or that is an Affiliate of, invests in, provides financing to, operates, manages or controls such Third Party.  All recoveries associated with any such action described in this Section 1.1(e)(ii) shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to such action, with any remaining damages being retained by Arena.

(f)Patent Term Extensions. Effective as of the Closing, UT (itself or through an Affiliate, Product Sublicensee or other designee) will have the exclusive right, but not the obligation, to seek, in Arena’s name if so required, patent term extensions, supplemental protection certificates and the like available under applicable Law, including 35 U.S.C. § 156 and applicable foreign counterparts, throughout the universe with respect to the Category 1 Patents.  Arena will reasonably cooperate at its sole expense in connection with all such activities, including executing such documents and taking such additional reasonable actions as UT may request, provided that in no event would Arena be required to bear any out-of-pocket expenses unless UT commits in writing to reimbursement of such expenses.  UT will have no obligation to solicit or consider any suggestions of Arena regarding any such activities.

(g)Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Arena (whether itself or through an Affiliate) are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any non-U.S. equivalent thereof, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that UT, as licensee of certain rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any non-U.S. equivalent thereof. The Parties further agree that, if a bankruptcy proceeding is commenced by or against Arena under the U.S. Bankruptcy Code or other applicable Laws governing Arena, UT will have the right to retain any and all rights licensed to it hereunder, to the maximum extent permitted by Law (such as under Sections 365(n)(1) and 365(n)(2) of the U.S. Bankruptcy Code or any non-U.S. equivalent thereof), subject to any royalties due to Arena as specified hereunder, and be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in UT’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by UT, unless Arena elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Arena upon written request therefor by UT.

(h)Springing Assignment of the Category 1 Patents. From and after the Closing, the Category 1 Patents and Patent Documents shall, without any further action by Arena or UT, immediately be assigned from Arena to UT, subject to Section 1.1(i), if any of the following should occur (each, an “Assignment Condition”):

(i)Arena, without the prior written consent of UT (which consent UT may grant or withhold in its sole discretion), enters into a Contract to or otherwise does or purports to assign, transfer or exclusively license all or any portion of the Category 1 Patents to any entity other than (A) UT or any of its Affiliates or (B) an entity organized in the United States that is an Affiliate of Arena and that agrees to be bound by the provisions of this Section 1.1(h); or

(ii)Arena does not join a Product IP Action as a party plaintiff if required in order to bring such Product IP Action in a jurisdiction of UT’s choosing and requested in writing by UT.

In furtherance of the foregoing, Arena hereby acknowledges and agrees that it will execute and file a patent assignment document in the form of the agreement attached hereto as

Exhibit G, and such additional patent assignment documents reasonably requested by UT, for all of the Category 1 Patents upon the first occurrence of an Assignment Condition. Arena further agrees that if UT is unable to secure Arena’s signature with respect to such patent assignment documents, then Arena hereby irrevocably designates and appoints UT and its duly authorized officers and agents as Arena’s agent and attorney-in-fact, to act for and on Arena’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such assignments with the same legal force and effect as if executed by Arena. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

(i)No Implied Licenses; Retained Rights. No right or license under any Intellectual Property Rights of Arena is granted or shall be granted by implication.  All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.  Arena hereby expressly reserves all rights under the Product IP not expressly licensed to UT in this Section 1.1.  Arena reserves (A) the exclusive rights under the Category 2 Product IP for purposes of compounds, products, services or technologies, expressly (1) excluding, during the Category 2 Exclusivity Period, for purposes of the Compounds and Products (including to research, develop, make, have made, use, offer for sale, sell, import and otherwise distribute and dispose of the Compounds and Products), and (2) subject only to the non-exclusive license granted to UT in Section 1.1(b), and (B) the exclusive rights under the Category 3 Product IP for all purposes, subject only to the non-exclusive license granted to UT in Section 1.1(c).  In addition, the rights and licenses under the Product IP in the Everest Territory that are granted to UT in this Section 1.1 are subject to the rights under such Product IP that are expressly granted by Arena (or by UT following UT’s assumption of the Everest License under Section 6.4(b)) to Everest Medicines Limited under the Everest License or under any Permitted Lien to the extent granted as of the date hereof for the Everest Territory (“Everest Rights”); provided that upon the expiration or termination of any Everest Rights or Permitted Liens, the licenses to UT under this Section 1.1 shall no longer be subject to the expired or terminated Everest Rights or Permitted Liens. Arena (itself and with or through any Affiliate or Third Party) shall have the right under Product IP to conduct any activities required to be conducted by or on behalf of Arena under this Agreement or the Related Agreements as expressly provided therein.

(j)Provision of Product Know-How.  At the Closing (or as soon as possible thereafter), Arena shall provide to UT one (1) copy of any books, records, files or documents of Arena or its Current Affiliates then in their Control to the extent they describe or contain Product Know-How and are not otherwise Other Product Assets or Patent Documents for the purpose of enabling practice of the licenses and rights granted to UT in Section 1.1; provided, however, that Arena may redact, and shall retain, any portions of such books, records, files or documents that contain any information other than Product Know-How, and Arena may retain originals and copies of such books, records and documents that contain Product Know-How, subject to applicable obligations under Section 6.5.

1.2Transfer and Assignment of Other Product Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Arena will sell, transfer, convey, assign and deliver to UT, and UT will purchase and accept, all of the right, title, benefit and interest of Arena in, to and under the Other Product Assets, free and clear of all Liens other than Permitted

Liens.  At the Closing, the sale, transfer, conveyance, assignment and delivery of the Other Product Assets will be effected pursuant to the Assignment and Assumption Agreement, the Domain Name Assignment, the Trademark Assignment and the Bill of Sale.  Notwithstanding anything to the contrary contained in this Agreement, the license of the Product IP and the transfer of the Other Product Assets will not include the assumption of any Liability of Arena related to the Product Assets unless UT expressly assumes that Liability as an Assumed Liability pursuant to Section 1.5.

1.3Excluded Assets.  Notwithstanding anything to the contrary contained herein, UT is not acquiring any right, title, benefit or interest in, to or under any assets, including the Excluded Assets, other than the Product Assets.

1.4Patents Arising Out of Product Assets.  To the extent the Product Know-How or other Product Assets include or disclose any inventions for which Patent applications have not been filed as of the date of this Agreement or as of the Closing, or any such inventions are or were otherwise generated in the Product Operations prior to Closing, any Patent applications that are filed on such inventions after the date of this Agreement or after the Closing, and any resultant Patents, shall be considered Product IP as follows, effective as of the Closing:

(a)UT shall have the sole right to seek Patents on such inventions that exclusively relate to the Compound or Products (including the development, manufacture, formulation, testing, use, distribution, marketing, sale, promotion and other commercialization and exploitation thereof) and such Patents shall be deemed to be Patents within the Category 1 Product IP;

(b)UT shall have the sole right to seek Patents on such inventions that do not exclusively relate, but do primarily relate, to the Compound or Products (including the development, manufacture, formulation, testing, use, distribution, marketing, sale, promotion and other commercialization and exploitation thereof), and such Patents shall be deemed to be Patents within the Category 2 Product IP; and

(c)Arena shall have the sole right seek Patents on such inventions that neither exclusively nor primarily relate to the Compound or Products (including the development, manufacture, formulation, testing, use, distribution, marketing, sale, promotion and other commercialization and exploitation thereof), and such Patents shall be deemed to be Patents within the Category 3 Product IP.

For clarity, nothing in this Section 1.4 affects either Party’s ownership of or rights to inventions conceived after the Closing.  In addition, it is understood that prosecution of any such Patent applications and Patents prior to Closing is the subject of Section 5.1(h) of this Agreement.

1.5Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, UT will assume and agree to pay, perform and discharge, or hold Arena and the Arena Indemnified Parties harmless from, the Assumed Liabilities.  The assumption of the Assumed Liabilities by UT will be effected pursuant to the Assignment and Assumption Agreement.

1.6Excluded Liabilities.  Notwithstanding anything to the contrary contained herein, the Assumed Liabilities will not include, and in no event will UT assume, be required to pay, perform, discharge, or hold Arena or any Arena Indemnified Parties harmless from, any Liabilities other than the Assumed Liabilities.

1.7Assets Incapable of Transfer.  To the extent that any Product Asset is not licensable, assignable or transferable, as applicable, without the consent of another Person or under applicable Laws, this Agreement will not constitute a license, assignment or transfer thereof, an attempted license, assignment or transfer thereof, or an agreement to effect such a license, assignment or transfer, if such license, assignment or transfer, attempted license, assignment or transfer, or agreement would constitute a breach thereof.  Until the [***] ([***)]) anniversary of the Closing Date (as defined below), Arena, upon request by UT, will use all reasonable efforts to obtain the consent of such other Person to the license, assignment or transfer of any such Product Asset to UT in all cases in which such consent is or may be required for such license, assignment or transfer.  UT will cooperate with Arena in its efforts to obtain such consents.  To the extent any such consent cannot be obtained, Arena will use reasonable efforts, upon reasonable request by UT, to provide an alternate reasonable arrangement reasonably satisfactory to UT and Arena designed to provide to UT the economic benefits intended to be licensed, assigned or transferred to UT under the relevant Product Asset; [          …***…          ]

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limiting the generality of the foregoing, the beneficial interest in and to the Other Product Assets, to the fullest extent permitted by the relevant Contract or Permit and applicable Law, will pass to UT, and UT shall pay to Arena, promptly upon receipt of any invoice from Arena, all expenses incurred or losses generated by Arena or any of its Affiliates in connection with the use of any Product Assets in connection with the arrangements under this Section 1.7.

1.8Misallocated Assets.

(a)If, for a period of five (5) years following the Closing, Arena becomes aware that any Product Asset which should have been licensed or transferred to, or any Assumed Liability (whether arising prior to, at or following the Closing) which should have been assumed by, UT pursuant to the terms of this Agreement was not licensed or transferred to or assumed by UT as contemplated by this Agreement and Arena continues to possess and control such Product Asset, then (i) Arena shall promptly license or transfer or cause its Affiliates to license or transfer, as applicable, such Product Asset to UT, and (ii) UT shall promptly assume or cause its Affiliates to assume such Assumed Liability, in each case for no consideration and at Arena’s expense.

(b)UT acknowledges that Arena and its Affiliates may (but are not obligated to) retain certain Contracts (other than Assumed Contracts) that may provide Arena or an Arena Affiliate with rights relating to the Product Operations (“Arena Retained Rights”).  For a period of five years after the Closing, as reasonably requested by UT in writing, Arena and its Affiliates

***Confidential Treatment Requested

shall use their reasonable efforts to enforce or exercise, or give UT the right to enforce or exercise, the Arena Retained Rights with respect to third party confidentiality or trade secret obligations, obligations to assign to Arena or its Affiliates intellectual property rights that would be Product IP or third party rights or obligations relating to the publication of clinical trial or other data relating to Product Assets for the benefit of UT.  UT shall reimburse Arena for its reasonable out-of-pocket costs incurred pursuant to this Section 1.8(b). For the avoidance of doubt, nothing in this Section 1.8(b) shall change the scope of Excluded Assets.

(c)Nothing in this Section 1.8 shall require Arena to preserve or retain any right of, benefits to, or value of, any Excluded Assets or any misallocated Product Assets after the Closing, and no failure to preserve or retain such right of, benefits to, or value of, any such Excluded Assets or misallocated Product Assets shall constitute a breach for all purposes of this Agreement.

Article 2

Consideration

2.1Consideration.  In consideration for the Product IP and the Other Product Assets, subject to the terms and conditions set forth herein, UT shall pay the Consideration.  The “Consideration” means the sum of (i) the Up-Front Payment, (ii) the Milestone Payments, (iii) the Royalty Payments and (iv) the Assumed Liabilities; provided, in the case of clauses (ii) and (iii), such payments shall be made only to the extent they are payable pursuant to the terms of this Agreement.

2.2Up-Front Payment.

(a)At Closing, UT will pay to Arena an aggregate amount equal to the Up-Front Payment by wire transfer of immediately available funds to an account certified in writing by Arena at least three (3) Business Days prior to the Closing.

(b)If the Closing has not occurred on or prior to March 31, 2019 and this Agreement has not been terminated pursuant to Section 10.3, the Chief Executive Officers of each of UT and Arena shall negotiate in good faith to determine whether to amend this Agreement to adjust the calculation of the Additional Payment for the period between March 31, 2019 and the Closing Date.  The failure to enter into a mutually agreeable amendment of this Agreement shall not constitute a breach of this Agreement by either Party.

2.3Milestone Consideration.

(a)Milestone Payments.  UT shall pay (or cause to be paid) to Arena, in accordance with and subject to the terms of this Section 2.3 and Section 8.4, (i) a one-time payment of Two Hundred Fifty Million US Dollars ($250,000,000) (the “U.S. Milestone Payment”) upon the first receipt by a Selling Entity after the Closing of the first approval of an NDA in the United States by FDA for an Inhalation Product to treat PAH (the “U.S. Milestone”); and (ii) a one-time payment of One Hundred Fifty Million US Dollars ($150,000,000) the (“Ex-U.S. Milestone Payment” and, together with the U.S. Milestone Payment, the “Milestone

Payments”) upon the first receipt by a Selling Entity after the Closing of Marketing Approval in any Ex-U.S. Major Market for an Oral Product to treat any indication (the “Ex-U.S. Milestone” and, together with the U.S. Milestone, the “Milestones”); provided that no payment of the U.S. Milestone shall be due under this Section 2.3(a) unless, at the time of the achievement of the U.S. Milestone, there is, in the United States, a Product Claim of a Category 1-2 Patent that claims such Product (or Compound contained therein) or the manufacture or use thereof.

2.4Payment of Milestone Payment.  Each Milestone described in Section 2.3(a) above may be achieved only once and each Milestone Payment shall be due only once, if at all.  For the avoidance of doubt, in no event shall UT be obligated to pay more than Four Hundred Million US Dollars ($400,000,000) for Milestone Payments in the aggregate.  UT shall notify Arena of the achievement of a Milestone in Section 2.3(a) within [***] ([***]) Business Days after the Milestone is achieved, and UT shall remit payment of the applicable Milestone Payment to Arena within [***] ([***]) Business Days after the Milestone is achieved.  For the avoidance of doubt, the Milestone Payments in Section 2.3(a) above shall be subject to UT’s set-off rights pursuant to Section 8.4 below, if applicable.

2.5Royalty Consideration.

(a)Royalty Rate.  Subject to the terms and conditions of this Agreement (including Section 8.4 below, if applicable), UT shall make non-refundable, non-creditable royalty payments to Arena on the aggregate Net Sales of Products during each Fiscal Year during the applicable Royalty Term at the rates set forth below:

Net Sales during a given Fiscal Year	Royalty Rate
For the portion of aggregate Net Sales during a Fiscal Year up to and including US $[***]	[***]%
For the portion of aggregate Net Sales during a Fiscal Year greater than US $[***] up to and including US $[***]	[***]%
For the portion of aggregate Net Sales during a Fiscal Year greater than US $[***]	[***]%

(b)Royalty Term.  Royalty Payments shall be paid on a Product-by-Product and country-by-country basis until the latest to occur of (i) expiration of the last-to-expire Valid Claim of the Category 1-2 Patents that claims such Product (or Compound contained therein) or the manufacture or use thereof in the applicable country of sale, (ii) [***] ([***]) years after the First Commercial Sale for such Product in such country, or (iii) only after the period specified in (ii) has lapsed, December 31 of the Fiscal Year during which aggregate Net Sales of all Products in a Fiscal Year throughout the universe are less than US $[***] (the Fiscal Year during which such date occurs, the “Threshold Year” and such amount, the “Sales Threshold”); provided that, if the aggregate Net Sales of all Products throughout the universe in the Fiscal Year immediately following the Threshold Year are again equal to or greater than the Sales

***Confidential Treatment Requested

Threshold, then Royalty Payments shall be due for that immediately-subsequent year and shall remain due until Net Sales of all Products throughout the universe in a Fiscal Year again fall below the Sales Threshold (the “Royalty Term” for such Product and country).

(c)Royalty Adjustment.  Royalty Payments due pursuant to this Section 2.5 are subject to adjustment on a country-by-country, Product-by-Product, and Fiscal Quarter-by-Fiscal Quarter basis as a result of the events set forth below:

(i)Royalty Adjustment for Third Party License Payments.  UT shall be responsible for all payments owed to any Third Party for any Intellectual Property Rights licensed or acquired after the Closing that it determines are required to develop, make, have made, use, sell, offer for sale or import any Product anywhere in the universe.  If a Selling Entity licenses or acquires from a Third Party any such Patents or Patent rights, then UT shall have the right to deduct [***] percent ([***]%) of the royalties (or lump sum payment made in lieu of royalties) paid to such Third Party on a country-by-country basis from the Royalty Payments payable to Arena with respect to such Product in such country, subject to the limitations in this Section 2.5.  To the extent any such license or acquisition relates to Patents or Patent rights in multiple countries and the license fee or acquisition expense is not based on future Net Sales of Products, then UT may allocate such amounts across such countries in its reasonable discretion. In the case of a Combination Product, where Net Sales is calculated in accordance with the provisions of Section 9.1(ccccc), no adjustment shall be made with respect to payments made to a Third Party for any such Patent or Patent rights that relate to the other active compound or ingredient in the Combination Product but not the Compound.

(ii)Royalty Adjustment for No Valid Claims. If, in a particular Fiscal Quarter during the Royalty Term with respect to a Product in a country, following the date that is [***] ([***]) years after the First Commercial Sale for such Product in such country, there is no Valid Claim of the Category 1-2 Patents that claims such Product (or Compound contained therein) or the manufacture or use thereof in the applicable country of sale, then the Royalty Payments payable to Arena on the sales of such Product in such country in such Fiscal Quarter shall be reduced by [***] percent ([***]%), subject to the limitations in this Section 2.5.

(iii)Royalty Floor.  In no event shall the cumulative reduction to the Royalty Payments owed to Arena under Section 2.5(a) with respect to a given Product in a given country exceed [***] percent ([***]%) of the amounts originally owed without any such reductions.  For clarity, nothing in this Section 2.5(c)(iii) shall limit UT’s set-off rights under Section 8.4 below.

(d)Payment; Reports.  Within [***] ([***]) days after the end of each Fiscal Quarter, commencing with the First Commercial Sale of any Product, UT shall provide Arena with a report that contains the following information for the applicable Fiscal Quarter, on a Product-by-Product and country-by-country basis: (1) the gross sales of Products and Net Sales (including gross-to-net calculation); (2) a calculation of the Royalty Payment due on Net Sales; and (3) the exchange rates used.  All such reports (and any additional information provided under Sections 2.5(f) and 2.5(g)) shall be deemed the Confidential Information of UT, subject to protection in accordance with Section 6.5 below. Arena shall invoice UT for the corresponding

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Royalty Payment.  UT shall remit the applicable Royalty Payment to Arena plus interest (as set forth in Section 2.5(f)) from the date that is [***] ([***]) months after the original due date, within [***] ([***]) Business Days of the receipt of such invoice.  If, subsequent to delivery of such a report, UT revises its calculation of the Royalty Payment due on Net Sales for such Fiscal Quarter in connection with a securities filing, then UT will deliver an updated report to Arena. If such updated report results in additional Royalty Payments being due, then Arena shall invoice UT for the corresponding amount and UT shall remit the applicable Royalty Payment to Arena, within [***] ([***]) Business Days of the receipt of such invoice. If such updated report reveals that UT overpaid any Royalty Payments, then UT may take a credit for such overpayment against any future amounts due to Arena.

(e)Exchange Rate; Manner and Place of Payment.  All payments hereunder shall be payable in US Dollars.  When conversion of payments from any currency other than US Dollars is required, such conversion shall be at the exchange rate published by The Wall Street Journal, Eastern U.S. Edition, on the last day of the Fiscal Quarter in which the applicable sales were made.  All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Arena, unless otherwise specified in writing by Arena.

(f)Financial Records and Audit.  UT shall (and shall require that its Affiliates and Product Sublicensees will) maintain complete and accurate records in sufficient detail to permit Arena to confirm the accuracy of any Royalty Payments due pursuant to Section 2.5(a) (including any adjustments) and to verify the achievement of the Milestones in Section 2.3 above.  Upon at least [***] ([***]) days’ prior notice, such records shall be open for examination, during regular business hours and at the relevant entity’s principal place of business, for a period of five (5) Fiscal Years from the end of the Fiscal Year to which such records pertain, and not more often than once each Fiscal Year, by an independent certified public accountant (other than the Auditor) selected by Arena and reasonably acceptable to UT, for the sole purpose of verifying for Arena the accuracy of the financial reports furnished by UT under this Agreement or of any such Royalty Payment or Milestone Payment made, or required to be made, by UT to Arena pursuant to this Agreement.  The independent certified public accountant shall disclose to Arena only whether the audited reports are correct or incorrect and the specific details sufficient to enable determination of the actual Royalty Payment or Milestone Payment payable in accordance with this Agreement and any discrepancies between such amounts and the amounts of Royalty Payments or Milestone Payments made.  No other information shall be provided to Arena.  No record may be audited more than once.  Arena shall bear the full cost of such audit unless such audit reveals an underpayment by UT of more than [***] ([***]) of the amount actually due for any Fiscal Year being audited, in which case UT shall reimburse Arena for the reasonable costs for such audit.  UT shall pay to Arena any underpayment discovered by such audit within thirty (30) days after the accountant’s report, plus interest from the original due date, unless disputed by UT in good faith, in which case Section 2.5(g) will apply.  If the audit reveals an overpayment by UT, then UT may take a credit for such overpayment against any future payments due to Arena.

(g)Audit Dispute.  If UT disputes the results of any audit conducted pursuant to Section 2.5(f), the Parties shall work in good faith to resolve the disagreement.  If the Parties

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are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to the Auditor.  The decision of the Auditor shall be final and the costs of such procedure as well as the initial audit shall be borne by the Party whose proposed determination of all disputed items submitted to the Auditor, in the aggregate, yields the larger discrepancy to that of the Auditor’s final determination of such disputed items.  If the Auditor determines that there has been an underpayment by UT, UT shall pay to Arena the underpayment within [***] ([***]) days after the Auditor’s decision, plus interest (as set forth in Section 2.5(f)) from the original due date.  If the Auditor determines that there has been an overpayment by UT, then UT may take a credit for such overpayment against any future payments due to Arena.

(h)Royalty Assignment.  Notwithstanding anything to the contrary in Section 10.6, Arena may assign its right to receive the Milestone Payments and/or Royalty Payments under Sections 2.3(a) and 2.5(a), respectively, to any Third Party; provided, however, that any such Third Party to whom any such rights are assigned shall not have any audit, information or inspection rights under Sections 2.5(f) and 2.5(g), but Arena may share information Arena obtains through such rights with such Third Party; provided that prior to sharing any such information, the Third Party agrees to a customary confidentiality agreement with UT obligating the Third Party to retain all such information in confidence and limiting the Third Party’s use of the information to confirming the accuracy of any Royalty Payments due pursuant to Section 2.5(a) (including any adjustments) and to verify the achievement of the Milestones in Section 2.3 above.

2.6Withholding.  UT, Arena, and their agents (as applicable) shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement (other than the Up-Front Payment) such amounts as such Person is required to deduct or withhold therefrom under any applicable Laws and shall pay the amounts withheld to the appropriate Governmental or Regulatory Authority. At least five (5) Business Days prior to withholding any amount, the applicable withholding agent shall provide written notice to the Person to whom such amounts would otherwise have been paid (the “Recipient”), together with reasonably sufficient details regarding the nature of the relevant withholding Tax.  If any reduction of or exemption from such Tax is available, the withholding agent shall cooperate with the Recipient to the extent commercially reasonable to obtain any such reduction or exemption. Each Party agrees to provide the other with reasonably requested assistance to enable the due deduction by the paying Party and appropriate recovery by the other Party, which assistance includes, but is not limited to, provision of any tax forms and other information that may be reasonably necessary in order for the paying Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  To the extent such amounts are so deducted or withheld and properly remitted to the appropriate Governmental or Regulatory Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Recipient. As promptly as possible after the date a withholding agent delivers any applicable withholding Taxes to the appropriate Governmental or Regulatory Authority, the withholding agent shall provide the Person to whom such amounts would otherwise have been paid with certified copies of Tax receipts evidencing such payment or other evidence of such payments reasonably satisfactory to such Person.  If UT intends to make an assignment pursuant to Section 10.6 or other transfer of its obligations under this Agreement, in each case, to an

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Affiliate of UT organized outside the United States, and such action would reasonably be expected to result in the imposition of withholding taxes that would not be applicable absent such action (“Incremental Withholding Taxes”), then UT shall give Arena at least [***] ([***]) days’ notice before taking such action. Prior to payment of the Up-Front Payment, UT shall not make any assignment or other transfer of its obligations under this Agreement that would reasonably be expected to require deduction or withholding from the Up-Front Payment.

2.7Post-Closing Operations.

(a)Following the Closing, subject to the rights under Product IP expressly granted by Arena to Everest Medicines Limited under the Everest License to the extent granted as of the date hereof for the Everest Territory:

(i)UT and its Affiliates will have operational control of the Product Assets, and the development, manufacturing and commercialization of Products, APD811 and Compounds, including the conduct of the Clinical Trials;

(ii)UT and its Affiliates will have complete control and sole and absolute discretion with respect to decisions concerning the research, development (including with respect to existing or future trials), operations, marketing and regulatory matters with respect to, and the sale of, the Compounds and Products after the Closing;

(iii)UT and its Affiliates have no duty to Arena to continue existing clinical trials on the Compounds and/or Products, commence new clinical trials on the Compounds and/or Products, manufacture or commercially exploit the Compounds and/or Products or exert any level of effort in marketing the Compounds and/or Products;

(iv)whether or not UT or any of its Affiliates make any sales of the Compounds and/or Products after the Closing, neither UT nor any of its Affiliates is prohibited from researching, developing, manufacturing, acquiring, marketing or selling other products that may compete with or reduce the sales of the Compounds and/or Products; and

(v)personnel of UT and its Affiliates may take such actions in connection with the commercial exploitation of the Compounds and/or Products that such personnel believe to be in the best interests of UT and, as applicable, its Affiliates, or otherwise believe to be appropriate, and they are not required to take into account the interests of Arena in determining whether to take such actions.

(b)Accordingly, Arena may not challenge in any subsequent claim or action any decision regarding such commercial exploitation of the Compounds or Products made by UT or any of its Affiliates or any director, officer, employee or agent of any of them in what UT, such Affiliate or such decision-making individual subjectively believes to be the best interests of UT or any of its Affiliates.  References in this Section 2.7 to UT and its Affiliates shall be deemed to refer, as applicable, to any of their successors with respect to the business of the Compounds and/or Products. Nothing in this Section 2.7 shall limit or reduce the obligation of UT set forth in Section 1.1(c).

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Article 3

Closing

3.1Closing.  Unless this Agreement is earlier terminated pursuant to Section 10.3(a), the consummation of the Transactions (the “Closing”) will take place as promptly as practicable, but not more than ten (10) Business Days following the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street N.W., Fifth Floor, Washington, D.C. 20006, unless another time or place is mutually agreed upon in writing by UT and Arena.  The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

3.2Deliveries at Closing.

(a)Deliveries of Arena.  On or before Closing, Arena shall deliver or caused to be delivered to UT the following:

(i)a duly executed counterpart of the Assignment and Assumption Agreement;

(ii)a duly executed counterpart of the Domain Name Assignment;

(iii)a duly executed counterpart of the Trademark Assignment;

(iv)a duly executed counterpart of the Bill of Sale;

(v)a duly executed counterpart of the Transition Services Agreement;

(vi)a duly executed copy of the FDA Transfer Letter;

(vii)a duly executed and valid IRS Form W-9 from Arena;

(viii)a non-foreign person affidavit from Arena dated as of the date hereof as required by Section 1445 of the Code; and

(ix)a true and correct certificate, validly executed by the Chief Executive Officer of Arena for and on Arena’s behalf, which represents that the conditions to the obligations of Arena set forth in Section 7.2(a) have been satisfied in full (unless otherwise waived in accordance with the terms hereof).

(b)Deliveries by UT.  On or before Closing, UT shall deliver or caused to be delivered to Arena the following:

(i)the Up-Front Payment;

(ii)a duly executed counterpart of the Assignment and Assumption Agreement;

(iii)a duly executed counterpart of the Domain Name Assignment;

(iv)a duly executed counterpart of the Trademark Assignment;

(v)a duly executed counterpart of the Bill of Sale;

(vi)a duly executed counterpart of the Transition Services Agreement;

(vii)a duly executed copy of the FDA Transfer Letter; and

(viii)a certificate, validly executed on behalf of UT by an officer for and on its behalf to the effect that, as of the Closing, the conditions set forth in Section 7.3(a) hereof have been satisfied.

3.3Possession.  Arena shall, at the Closing (or as soon as practically thereafter), (i) place UT in actual possession and operating control of all Other Product Assets that are tangible assets and all Patent Documents, including the original (if in Arena’s possession) or complete copies of Assumed Contracts, the Regulatory Documentation and the Patent Documents and (ii) deliver to UT such instruments as are necessary or desirable to document and to transfer title to all intangible Other Product Assets from Arena to UT.  To the extent that Arena does not grant possession of any Other Product Asset or Patent Document to UT as of the Closing, (A) any such Product Asset or Patent Document shall be held by Arena for and on behalf of UT until such time as UT or its designee is granted possession thereof, and (B) Arena shall deliver possession of such Other Product Asset or Patent Document to UT pursuant to a schedule to be agreed to by Arena and UT and in any event, unless as otherwise agreed by the Parties, as soon as reasonably practicable following the Closing; provided that UT shall not assume any Liabilities related to such Other Product Asset or Patent Document until such time as UT is in actual possession and operating control of such Other Product Asset or Patent Document. To the extent any Other Product Asset or Patent Document is held in possession by a Person other than Arena, Arena shall, at the Closing, deliver to UT such instruments as are necessary to grant UT the right to access such Other Product Asset or Patent Document and obtain possession thereof from such Person and to document and to transfer title to such Other Product Asset from Arena to UT.

Article 4

Representations and Warranties

4.1Representations and Warranties of Arena.  Arena represents and warrants to UT the following, subject to the disclosures and exceptions set forth in the Disclosure Schedules delivered by Arena to UT on the date hereof (the “Disclosure Schedules”):

(a)Organization and Existence.  Arena is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Arena has the requisite corporate power and authority to own, use and operate the Product Assets and to conduct the Product Operations as currently conducted.  Arena is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the ownership of the Product Assets or the conduct of the Product Operations requires such qualification or license, except for those jurisdictions where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an Arena Material Adverse Effect.

(b)Authority and Approval.  Arena has all requisite power and authority to enter into this Agreement, the Related Agreements and the other agreements, instruments and documents to be executed and delivered in connection herewith and therewith to which Arena is (or becomes) a party, and to consummate the Transactions.  The execution and delivery of this Agreement and the Related Agreements to which Arena is a party, and the consummation of the Transactions by Arena, have been duly authorized by all necessary corporate and stockholder action, if required, and no further corporate or stockholder action is required on the part of Arena to authorize this Agreement or any other Related Agreements to which Arena is a party or the Transactions.  This Agreement has been duly executed and delivered by Arena and the Related Agreements will be duly executed and delivered by Arena, and, assuming the due execution and delivery of this Agreement by UT and of the Related Agreements by the counterparties thereto, this Agreement constitutes, and the Related Agreements when so executed and delivered will each constitute, a valid and legally binding obligation of Arena, enforceable against it in accordance with their respective terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a Proceeding in equity or at Law) (the “Enforceability Exception”).

(c)No Conflict.  The execution and delivery of this Agreement does not, the execution of the Related Agreements will not, and the consummation of the Transactions will not, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of Arena’s Organizational Documents, (ii) any Assumed Contract, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Product Assets, the Product, the Compound, APD811 or the Clinical Trials, in each case, except as has not had and would not reasonably be expected to have a material effect that is detrimental to the Product Assets, the Product, the Compound, APD811 or the Clinical Trials.  Section 4.1(c) of the Disclosure Schedules sets forth all necessary notices, consents, waivers and approvals of parties to any Assumed Contracts that are required thereunder in connection with the Transactions, or for any such Assumed Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, UT under such Assumed Contracts from and after the Closing, other than any limitation, modification or alteration by UT. Following the Closing, UT will be permitted to exercise all of its rights under the Assumed Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Arena would otherwise be required to pay pursuant to the terms of such Assumed Contracts had the Transactions not occurred.

(d)Governmental Approvals and Filing.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any Third Party, including a party to any Assumed Contract (so as not to trigger any Conflict), is required by, or with respect to, Arena in connection with the execution and delivery of this Agreement, the Related Agreements or any other agreement to which Arena is a party or the consummation of the Transactions, except for (i) such filings as may be required under the HSR Act or any other applicable Antitrust Laws, (ii) the FDA Transfer Letter and (iii) filings under applicable securities laws or rules of the applicable stock exchange.

(e)Absence of Changes.  Since September 30, 2018 through the date of this Agreement, there has not been any Arena Material Adverse Effect and Arena has carried on the Product Operations in the Ordinary Course of Business, and:

(i)Arena has not, except in the Ordinary Course of Business, sold, leased, transferred, licensed, sublicensed, or assigned, or entered into a Contract to do any of the foregoing with respect to, any properties, rights or assets of the Product Assets, or aspects of the Product Operations that are material to the Product Assets;

(ii)Arena has not agreed to or suffered any termination of a Contract that would have been, had it not been terminated, a Material Contract (other than any Contract that was fully performed or expired in accordance with its terms);

(iii)Arena has not created or permitted the creation of any Lien (other than Permitted Liens) on any of the Product Assets;

(iv)No Product Assets with a value in excess of One Hundred Thousand US Dollars ($100,000) individually or Two Hundred and Fifty Thousand US Dollars ($250,000) in the aggregate have been damaged or destroyed;

(v)There has not been any commencement or written notice of or, to the Knowledge of Arena, threat of commencement of, any Proceeding against, or related to or that has had or would reasonably be expected have a material adverse effect on the Product Assets; and

(vi)Arena has not committed to do any of the foregoing items (i) through (iii).

(f)Taxes.

(i)All material Tax Returns required to be filed by Arena or its Affiliates with respect to the Product Operations or the Product Assets have been filed and such Tax Returns are true and correct in all material respects.  All material Taxes due and owing by Arena relating to, attributable to or affecting the Product Operations or the Product Assets have been paid.  Arena has withheld or collected all material Taxes, including material sales, use, value added, goods and services and similar Taxes, required to be collected or withheld in respect of all payments to service providers, officers, directors, customers, and any other

Persons, and complied in all material respects with applicable Laws relating to reporting with respect to such Taxes, in each case to the extent related to the Product Operations or the Product Assets, and remitted all such Taxes withheld and collected to the appropriate Governmental or Regulatory Authority.

(ii)There are no Liens for unpaid Taxes on the Product Assets (other than Liens for Taxes not yet due and delinquent).

(iii)Arena has not received any written notice from any Governmental or Regulatory Authority of (x) any assessment or proposed assessment in connection with any Tax Return that relates to the Product Operations or the Product Assets, or (y) any Tax examination or other Tax proceeding that relates to the Product Operations or the Product Assets, which assessment, proposed assessment, examination or proceeding has not been resolved in full.

(iv)Arena (itself and not through its Affiliates) is the legal and beneficial owner of the Product IP and all material Other Product Assets.

(v)Nothing in this Section 4.1(f) or elsewhere in this Agreement shall be construed as a representation or warranty with respect to any Taxes imposed with respect to the conduct of the Product Operations or the license or ownership, as applicable, of the Product Assets, in each case, by UT or its Affiliates or its permitted assigns in to any taxable period (or portion thereof) beginning after the Closing Date.

(g)Title.  Arena has good title to all Owned Product IP and all tangible Other Product Assets, free and clear of all Liens, except for Permitted Liens. At Closing UT will acquire good, valid title to the tangible Other Product Assets, and will be granted all of the rights and licenses under all of the Product IP as provided in this Agreement, in each case free and clear of all Liens, except for Permitted Liens.

(h)Compliance with Laws.

(i)Arena is in compliance in all material respects with all Laws and Orders applicable to the Product Operations or the Product Assets; and

(ii)As of the date of this Agreement, Arena has received no written notification or communication from any Governmental or Regulatory Authority (A) asserting that Arena is not in material compliance with any Law with respect to the Product Assets or (B) to the Knowledge of Arena, threatening to revoke or suspend any material Permit owned or held by Arena relating to the Product Assets and the development, manufacturing and commercialization of Products, APD811 and Compounds, including the conduct of the Clinical Trials.

(i)Permits.  Section 4.1(i) of the Disclosure Schedules contains a complete list, as of the date of this Agreement, of all Permits that constitute Product Assets.  Arena possesses all such Permits, and each such Permit is validly and presently in effect (and the continuing validity and effectiveness of such Permit will not be affected by the consummation of the Closing), and Arena is not in default (with or without notice or lapse of time, or both) under any Permit in any material respect.  As of the date of this Agreement, there are no Actions pending, nor to the Knowledge of Arena, threatened, that seek the revocation, cancellation, suspension, failure to renew or materially adverse modification of any such Permit.  Since January 1, 2015, all required filings with respect to each such Permit have been timely made and all required applications for renewal thereof have been timely filed.

(j)Material Contracts.

(i)Section 4.1(j)(i) of the Disclosure Schedules sets forth a true and accurate list of each Contract (other than each purchase order issued by Arena to a Third Party that is ancillary to another written Contract with the same Third Party) in effect as of the date of this Agreement to which Arena is a party or by which any of the Product Assets is bound in the following categories (the “Material Contracts”):

(A)any Contract establishing a joint venture or collaboration, co-promotion or like arrangement, or involving a sharing with another Person of profits, losses, costs or Liabilities of Arena relating to the Product Assets or the development, manufacture or commercialization of APD811 or any other Product or Compound, including the conduct of any Clinical Trials;

(B)any Contract containing covenants prohibiting or limiting the right to compete or engage in any aspect of the Product Operations or prohibiting or restricting Arena’s ability to conduct the Product Operations with any Person or in any geographical area;

(C)any Contract granting most favored nation or exclusive rights relating to any Product(s) to any other Person;

(D)any Contract pursuant to which Arena has obtained or granted rights under any Intellectual Property Rights included in the Product Assets (or that would have been included in the Product Assets but for such Contract), including any covenant not to enforce or assert, including any existing license agreement relating to any Product(s) or the Product Operations and each other Contract under which Arena is a licensor or licensee of any Intellectual Property Rights relating to any Product(s) or the Product Operations other than any of the following entered into in the Ordinary Course of Business: (i) Nondisclosure Agreements, (ii) services agreements containing non-exclusive licenses or other incidental non-exclusive rights to Intellectual Property Rights included in the Product Assets for the sole purpose of a service provider performing services for or on behalf of Arena, (iii) agreements with clinical investigators and clinical sites for the conduct of a clinical study, which study is complete or substantially complete at the relevant clinical sites as of the date of this Agreement, (iv)  licenses to commercially available software or cloud or software as a service agreements, and (v) assignment agreements with employees, including but not limited to, proprietary information and invention assignment agreements with employees;

(E)any Contract under which Arena pays or receives royalty payments relating to APD811 or any other Product or Compound;

(F)any Contract relating to the creation of Liens on any Product Assets or the guarantee of the payment of Liabilities or performance of obligations of any other Person by Arena relating to APD811 or any other Product or Compound;

(G)any Contract entered into by Arena or any of its Affiliates in settlement of any Proceeding or other dispute relating to the Product Assets or the development, manufacture or commercialization of APD811 or any other Product or Compound, including the conduct of any Clinical Trials;

(H)any Contract that limits Arena’s ability to make generally available any versions of APD811 or any other Products or Compounds developed by or for Arena;

(I)any Contract for the research or development of APD811 or any other Product or Compound, including Contracts with contract research organizations and other pre-clinical and clinical service providers relating to ongoing or planned pre-clinical and clinical trials of the Product (including the Clinical Trials) other than any of the following entered into in the Ordinary Course of Business: (i) standalone indemnity arrangements with clinical trial sites or clinical trial investigators, (ii) powers of attorney, letters of delegation, declarations and similar instruments executed by Arena in connection with the regulatory and ethics committee submissions and data processing activities for phase 2 and 3 clinical studies outside of the United States (other than local representative agreements and legal representative agreements or similar arrangements for local representation entered into with a contract research organization or similar service provider), (iii) Nondisclosure Agreements, (iv) licenses to commercially available software or cloud or software as a service agreements and (v) service agreements with quality assurance auditors, meeting planners, Third Parties providing meeting support services, and non-physician advisory board participants (i.e. nurse advisors);

(J)any Contract for the manufacture, supply, packaging, labeling, distribution, analytical testing or storage of the active pharmaceutical ingredients and other raw materials for APD811 or any other Product or Compound, and related quality agreements;

(K)any Contract for the ongoing or planned analytical testing or storage of biological specimens collected from subjects participating in clinical trials of the Product;

(L)any Contract for the distribution, promotion, marketing, reselling or other commercialization of any Product;

(M)any Contract for the maintenance of the safety database for APD811, and any safety data exchange agreements or pharmacovigilance agreements related to APD811;

(N)any Contract with any Governmental or Regulatory Authority relating to APD811 or any of the Product Assets, other than clinical trial agreements and related ancillary agreements with public institutions; and

(O)any other Contract that is material to the development, manufacture or sale of APD811 or any other Product or Compound, including the conduct of the Clinical Trials, in each case, as currently conducted by Arena, other than any Contract relating to (i) real property, (ii) employees, or employee compensation or benefit matters, including any Employee Benefit Plan, (iii) indebtedness, (iv) general administration expenses and (v) insurance, other than insurance policies and insurance contracts for the Clinical Trials in effect as of the date of the Agreement and made available to UT.

(ii)As of the date of this Agreement, all of the Material Contracts are valid and binding agreements of Arena, enforceable in accordance with their terms, subject to the Enforceability Exception.  With the exception of financial terms that have been redacted from certain Material Contracts that are not Assumed Contracts, Arena has made available or delivered to UT a correct and complete copy of each written Material Contract.  Arena is not in material breach or material default of any of the Material Contracts or Nondisclosure Agreements, and no event has occurred that with notice or lapse of time, or both, would constitute a material default by Arena under any Material Contract or Nondisclosure Agreement.  As of the date of this Agreement, to the Knowledge of Arena, no other party to a Material Contract or Nondisclosure Agreement is in material breach or material default of such Material Contract or Nondisclosure Agreement and no event has occurred that with notice or lapse of time, or both, would constitute a material default by such other party under any Material Contract or Nondisclosure Agreement.  As of the date of this Agreement, no party has repudiated in writing or, to the Knowledge of Arena, otherwise provided notice of its intention to repudiate any provision of a Material Contract or Nondisclosure Agreement.  As of the date of this Agreement, to the Knowledge of Arena, none of the Material Contracts or Nondisclosure Agreements are subject to any Claims, charges, set offs or defenses.  As of the date of this Agreement, Arena has not given to or received from any other Person any written, or to the Knowledge of Arena other, notice regarding any material violation or breach of, or default under, any Material Contract or Nondisclosure Agreement.

(k)Tangible Personal Property.

(i)Section 4.1(k)(i) of the Disclosure Schedules sets forth the manufacturing equipment owned or leased by Arena and primarily used for manufacturing of the Product (including any Compound or precursor or intermediate compound used in the manufacture of Compound).  The manufacturing equipment listed on Section 4.1(k)(i) of the Disclosure Schedules has been maintained in accordance with Arena’s normal practice in all material respects and is in good repair and usable condition for the operation of the Product Operations, ordinary wear and tear and aging excepted.

(ii)Schedule B lists all of the Inventory as of October 31, 2018.  The Inventory has been maintained in accordance with Arena’s manufacturing practices and is in usable condition for the development of the Products, subject to its shelf life.  Any quantity of APD811 included in the Inventory has been manufactured in accordance with GMP in all material respects and conforms to the applicable specifications for such Product. As of October 31, 2018, any quantity of APD811 drug substance included in the Inventory has at least four (4) months remaining before scheduled retest to extend expiry and any quantity of APD811 drug product included in the Inventory has at least seven (7) months remaining before scheduled retest to extend expiry. Expiry extensions will be based on all stability data available at the time of retest.

(l)Legal Proceedings.

(i)As of the date of this Agreement, there are no Actions pending against or, to the Knowledge of Arena, threatened, pertaining to the Product Operations, Products or any of the other Product Assets, and there is no investigation (internal or external), audit or other Proceeding pending or, to the Knowledge of Arena, threatened, pertaining to the Product Operations, Products or any of the other Product Assets or any of the executive officers or directors of Arena, in each case, in relation to the Product Operations, Products or any of the other Product Assets, by or before any Governmental or Regulatory Authority.

(ii)There is no Order to which Arena is subject or that is pending or, to the Knowledge of Arena, threatened that relates to the Product Operations, the Product Assets or the Assumed Liabilities.

(m)Sufficiency.

(i)Other than the Compounds and the Product Assets, there are no other compounds, products, devices, services or technologies that are being researched (including pre-clinical and clinical studies), developed, manufactured, formulated, used, distributed, marketed, sold, promoted, commercialized and/or exploited for the treatment of PH by or on behalf of Arena or any of its Current Affiliates.  To Arena’s Knowledge, Arena and its Current Affiliates are not assisting any other Person in any such activities with respect to any such compounds, products, devices, services or technologies and, to the actual knowledge (without any duty of inquiry) of Arena Knowledge Individuals, no other Person is engaged in any such activities in connection with any such compounds, products, devices, services or technologies of Arena and its Current Affiliates.

(ii)The Product Assets (when taken together with the Material Contracts that are not Assumed Contracts, the Excluded Assets and the services under the Transition Services Agreement in the form attached hereto as Exhibit H) constitute all of the assets, properties and rights used, held, leased or licensed by Arena and its Current Affiliates in connection with the Product Operations as currently conducted by Arena.

(n)Regulatory Compliance.

(i)Since January 1, 2015, Arena has not been in material violation of, or is not the subject of any Action with respect to the violation of, any Law or Order, and has not received any FDA Form 483, “warning letters,” or “untitled letters,” or other similar Governmental or Regulatory Authority notice of inspectional observations or deficiencies relating to the Product Operations.  Since January 1, 2015 through the date of this Agreement, no Product has been subject to any import detention or refusal by the FDA or other similar Governmental or Regulatory Authority or any safety alert issued by the FDA or other similar Governmental or Regulatory Authority.  As of the date of this Agreement, no Action is pending, or to the Knowledge of Arena, threatened, with respect to any violation of any Law or Order by Arena, and Arena is and since January 1, 2015, has been in compliance in all material respects with all Laws and Orders, in each case pertaining to the Product Operations.  Since January 1, 2015 through the date of this Agreement, Arena has not received any notice of any such Action or any Liability on the part Arena to undertake or to bear all or any portion of the cost of any Product Operations remedial action of any nature.  Since January 1, 2015 through the date of this Agreement, Arena has never conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law or Order by any director, officer or employee of Arena in connection with the Product Operations. Arena has filed, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Law or Permit for the Product Operations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and accurate on the date filed (or were corrected or supplemented by a subsequent submission).

(ii)Except to the extent not required to be conducted in accordance with cGMPs, all manufacturing operations and the manufacture of the Products by, or on behalf of, Arena are being conducted and since January 1, 2015, have been conducted in material compliance with applicable Laws and Orders and in accordance with cGMPs.  The processes used to produce the Products are adequate to ensure that the Products will conform to the specifications established therefor.  Since January 1, 2015 through the date of this Agreement, Arena has not received any complaints about the Products.  Since January 1, 2015, Arena has not conducted any recalls of the Products.

(iii)All preclinical testing and clinical trials in respect of the Product Operations conducted by or on behalf of Arena, are being, and since January 1, 2015, have been conducted, in accordance with reasonable experimental protocols, procedures and controls, as well as pursuant to applicable Laws and Orders and good clinical practices and good laboratory practices, as applicable. Since January 1, 2015 through the date of this Agreement, no clinical trial in respect of APD811 or any other Products has been placed on clinical hold by the FDA or any similar Governmental or Regulatory Authority.  Arena has provided UT with true and correct copies of final study reports of all preclinical testing and clinical trials in respect of APD811 or any other Product that were completed prior to the date of this Agreement.

(iv)All human clinical trials conducted by or on behalf of Arena that are intended to be submitted to Governmental or Regulatory Authorities to support regulatory approval of a Product are being conducted in material compliance with applicable good clinical practice regulations and guidance, and all applicable Laws relating to protection of human subjects, including those contained in 21 CFR Parts 50, 54, 56 and 312, as amended, and any comparable state and foreign Laws.

(v)Arena is, and since January 1, 2015 has been, in compliance with all adverse event reporting requirements applicable to APD811 or any other Product.  As of November 7, 2018, Section 4.1(n)(v) of the Disclosure Schedules identifies all serious adverse events and suspected adverse reactions that occurred during any clinical trial in respect of the

Product Operations, as well as any serious and unexpected suspected adverse reactions that were the subject of an IND safety report.

(vi)As of the date of this Agreement, Arena is not the subject of any pending or, to the Knowledge of Arena, threatened investigation in writing by any Governmental or Regulatory Authority in respect of Arena or the Product Operations, including by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any other Governmental or Regulatory Authority that has jurisdiction over the operations of Arena under any similar policy.  Neither Arena nor, to the Knowledge of Arena, any of its officers, key employees, or agents acting for Arena, has committed any act, made any statement or failed to make any statement, relating to the Product Operations that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  Since January 1, 2015 through the date of this Agreement, to the Knowledge of Arena, neither Arena nor any current or former officer, employee or agent of Arena with respect to the Product Operations has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation or been debarred by the FDA under Article 306 of the FDC Act, 21 U.S.C. §335a(a) or (b), or any similar foreign or local law, rule or regulation.

(vii)All Products being manufactured or developed by Arena as of the date hereof (“Arena Products”) that are subject to the jurisdiction of the FDA are being researched, developed, manufactured, labeled, stored and tested in compliance in all material respects with all applicable requirements under the FDC Act, the Public Health Service Act, and their applicable implementing regulations, and all comparable state and foreign Laws in those jurisdictions outside the United States in which either (A) human clinical trials involving an Arena Product have been or are being conducted by Arena or (B) any Arena Product has been or is being manufactured by or for Arena.

(viii)As of the date of this Agreement, neither Arena nor any representative of Arena nor, to the Knowledge of Arena, any of its licensees or assignees of Product Know-How or Product IP has received any notice that the FDA or any other Governmental or Regulatory Authority has initiated, or threatened to initiate, any action to suspend any clinical trial sponsored by Arena with respect to any Product, or to recall or suspend the manufacture of any Product.

(ix)Arena has made available to UT copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received by Arena prior to the date of this Agreement from the FDA or comparable foreign Governmental or Regulatory Authorities that identify lack of compliance with Laws of the FDA or comparable foreign Governmental or Regulatory Authorities with respect to Product Operations.

(x)As of the date of this Agreement, there are no proceedings pending relating to the Product Operations with respect to a violation by Arena of the FDC Act, FDA regulations adopted thereunder, the Controlled Substances Act or any other Law promulgated by any other Governmental or Regulatory Authorities.

(o)Intellectual Property.

(i)Section 4.1(o)(i) of the Disclosure Schedules identifies (A) all registered Product IP, (B) all applications for the registration of Product IP, and (C) all licenses, sublicenses and other Contracts (excluding any agreement with an employee or contractor of Arena or its Affiliate in the Ordinary Course of Business that provides for the general assignment of inventions made in the course of employment by or providing services to Arena or its Affiliate) (whether royalty bearing or non-royalty bearing) under which Arena is granted rights by others in any Product IP.

(ii)Section 4.1(o)(ii) of the Disclosure Schedules identifies all License Grants in the Product IP, other than non-exclusive License Grants included in services agreements entered into in the Ordinary Course of Business for the sole purpose of a service provider performing services for or on behalf of Arena (“Non-Scheduled License Grants”) and confidentiality agreements entered into in the Ordinary Course of Business.

(iii)Except for the rights identified in Section 4.1(o)(i)(C) of the Disclosure Schedules and subject to the License Grants identified in Section 4.1(o)(ii) of the Disclosure Schedules, Arena owns and possesses all right, title and interest in and to, free and clear of all Liens (other than Permitted Liens), all of the Product IP.  Arena has a valid and enforceable license or other right to use all of the Product IP not owned by Arena pursuant to one or more of Contracts and can (and by Article 1 of this Agreement does) sublicense its rights under such Product IP to UT.  There are no Intellectual Property Rights and there is no Know-How owned or licensed (including by sublicense, covenant-not-to-assert or any similar right or authorization) or purported to be owned or so licensed by Arena or its Current Affiliates that are material to the ordinary conduct of the Product Operations other than the Product IP, Product Know-How and Other Product Assets.  All previously due fees associated with maintaining any Product IP have been paid in full in a timely manner to the proper Governmental or Regulatory Authority, except where Arena has decided to (i) extend the deadline for payment, or (ii) to the extent described in Section 4.1(o)(iii) of the Disclosure Schedules, abandon or cancel such Product IP (including any Intellectual Property Rights that would have been Product IP but for such abandonment or cancelation).  Upon the Closing, all of the Product IP and Product Know-How shall be available for use by UT on terms and conditions identical to those under which Arena owned or used the Product IP and Product Know-How immediately prior to the Closing.  No Product IP or Product Know-How is subject to any outstanding consent or Order restricting the use thereof.

(iv)There is no Claim by any Third Party pending or, to Arena’s Knowledge, threatened against Arena contesting the validity, enforceability, or ownership of any Product IP.  The validity or enforceability of registered Product IP or rights of Arena to use Product IP has not been challenged in any jurisdiction.  To the Knowledge of Arena, each item of registered Product IP is valid, subsisting, enforceable and in full force and effect; has not been cancelled, expired or abandoned except where Arena has decided to abandon or cancel such Product IP to the extent described in Section 4.1(o)(iii) of the Disclosure Schedules.  As of the date of this Agreement, no Claim is pending or, to Arena’s Knowledge, threatened challenging Arena’s right to any Product IP or Product Know-How or right to use any Product IP or Product Know-How.  As of the date of this Agreement, no Claim is pending or, to Arena’s Knowledge, threatened to the effect that any registered Product IP is, or upon consummation of the Transactions will be, invalid or unenforceable.

(v)To Arena’s Knowledge, Arena has not infringed or misappropriated any Intellectual Property Rights of any Third Party in conducting the Product Operations.  To Arena’s Knowledge, the Product Operations, including the use of APD811, the manufacture, use, sale and importation of APD811, the possession, use, disclosure, copying or distribution of any information, data, or other tangible or intangible assets in the possession of Arena regarding APD811 and included in the Product Assets, and the possession or use by Arena of the Product IP and Product Know-How, has not, does not and, if possessed and used in the same manner as Arena has in conducting the Product Operations, will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property Rights of any other Person.  To Arena’s Knowledge, the sale (including offering for sale) of APD811 for the treatment of PAH, if sold as of the date of this Agreement, would not, infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property Rights of any other Person.  Arena has not received any written notice of any Claim (including by an offer to license any Intellectual Property Rights) and, to Arena’s Knowledge, there is no threatened Claim, or any basis for any Claim (whether or not pending or threatened), against Arena asserting that the Product Operations, or the manufacture, use, sale and importation of APD811 or any other Product of Arena, may infringe upon, misappropriate or otherwise conflict with the Intellectual Property Rights of any Person.

(vi)To Arena’s Knowledge, none of the Product IP is being infringed or is otherwise used or available for use by any Third Party other than by the License Grants as set forth on Section 4.1(o)(ii) of the Disclosure Schedules, the Non-Scheduled License Grants or confidentiality agreements entered into in the Ordinary Course of Business.  Arena has not given any notice, within the last two (2) years, to any Person asserting infringement or misappropriation by any such Person of any of the Product IP.  Arena is not aware of any actual, or, to Arena’s Knowledge, threatened or potential, infringement, misappropriation, dilution, conflict or violation of the Product IP by any Person.

(vii)Without limiting the title representations set forth in Section 4.1(g), this Section 4.1(o) contains the sole and exclusive representations and warranties of Arena with respect to the validity, enforceability and non-infringement of Intellectual Property Rights, including the Product IP, and any claim for breach of representation with respect to the validity, enforceability and non-infringement of Intellectual Property Rights, shall be based solely on the representations made in such sections and shall not be based on the representations set forth in any other provision of this Agreement (including Section 4.1(m)).

(p)No Brokers.  Except as set forth in Section 4.1(p) of the Disclosure Schedules, no broker, finder or similar agent has been employed by or on behalf of Arena, and no Person with which Arena has had any dealings or communications of any kind, is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the Transactions.

(q)Affiliate Transactions.  Neither Arena or any of its Current Affiliates, nor, to the Knowledge of Arena, any current director, officer or employee of Arena, (i) has any direct or indirect financial interest (excluding in their capacity as an employee or stockholder of Arena) (A) in, or is a director or officer of, any Person that is a material client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Arena in respect of the Products or Assumed Contracts or (B) in any material property, asset or right that is owned or used by or on behalf of Arena exclusively in the conduct of the Product Operations or (ii) is, or during the last two Fiscal Years has been, a party to any Assumed Contract.

(r)Suppliers.  Section 4.1(r) of the Disclosure Schedules sets forth the top ten (10) suppliers of the Product Operations for each of 2017 and, as of the date of this Agreement, year to date 2018.  None of the suppliers listed thereon has cancelled, terminated or otherwise materially and adversely altered its relationship with the Product Operations or notified Arena in writing or by any other formal notice of any intention to cancel, terminate or materially and adversely alter its relationship with Arena with respect to the Product Operations.

(s)Certain Product Operations Activities.  Since January 1, 2015, neither Arena nor any of its officers, directors, and to the Knowledge of Arena, its employees, agents or representatives, or any Affiliate of or any Person associated with or acting for or on behalf of Arena, has directly or indirectly, acting for or on behalf Arena, in each case, in connection with the Product Operations:

(i)used any funds for unlawful contributions, gifts or entertainment or other unlawful payments, including having made or attempted to make any improper contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, private or public, regardless of what form, whether in money, property, or services to (A) obtain favorable treatment for business or Contracts secured, (B) pay for favorable treatment for business or Contracts secured, or (C) obtain special concessions or for special concessions already obtained, in each of clauses (A), (B) and (C) in violation of any requirement of applicable Law;

(ii)to Arena’s Knowledge, made or attempted to make any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable written policy of Arena;

(iii)established or maintained any fund or asset for the purpose of making any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable Law or applicable written policy of Arena and which Arena or any of its officers, directors or employees has willfully failed to record in the Regulatory Documentation.  To the extent required by applicable Law, Arena has established and maintains a compliance program and reasonable internal controls and procedures that, for all periods prior to the Closing, were appropriate to satisfy the requirements of applicable Anti-Corruption Laws; or

(iv)consummated any transaction, made any payment, entered into any contract or arrangement or taken any other action in violation of Section 1128B(b) of the U.S. Social Security Act, as amended.

(t)No Government Officials. To the Knowledge of Arena, no officer or director of Arena is a foreign or domestic government official or employee or a candidate for any foreign or domestic political office.

(u)Books and Records.  Since January 1, 2015, Arena has made and kept the Regulatory Documentation, which, in reasonable detail, accurately and fairly reflect the activities of the Product Operations in all material respects.  Since January 1, 2015, Arena has not engaged in any material transaction, maintained any bank account or used any corporate funds in connection with the Product Operations, except as reflected in its normally maintained Regulatory Documentation or in books and records that are Excluded Assets.

4.2Representations and Warranties of UT.  UT hereby represents and warrants to Arena that:

(a)Organization and Existence.  UT is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, lease, and operate its business and properties and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted.

(b)Authority and Approval.  UT has the power to enter into this Agreement and each of the Related Agreements to which it is to be a party and to perform its obligations thereunder.  The execution, delivery and performance by UT of this Agreement and the Related Agreements to which it is to be a party, and the consummation by UT of the Transactions, have been duly authorized by all required action on the part of UT.  This Agreement has been duly executed and delivered by UT and, when executed and delivered by UT, the Related Agreements to which UT is to be a party will have been duly executed and delivered by UT.  This Agreement is, and each of the Related Agreements to which UT is to be a party when executed and delivered by UT will be, the valid and binding obligations of UT, enforceable against UT in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether considered in a Proceeding at Law or in equity).

(c)No Conflict.  The execution and delivery by UT of this Agreement and each of the Related Agreements to which it is to be a party, and UT’s compliance with the terms and conditions hereof and thereof, and the consummation by UT of the Transactions, do not and will not (i) conflict with any of, or require any consent of any Person that has not been obtained under, UT’s Organizational Documents, (ii) violate any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to UT, (iii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any material contract to which UT is a party or by which it is bound or to which any of its assets or property is subject, or (iv) result in the creation of any Lien upon the assets or property of UT, except in each case as would not reasonably be expected to have a material adverse effect on UT or materially adversely affect the validity or enforceability of this Agreement against UT or materially adversely affect the ability of UT to consummate the Transactions.

(d)Governmental Approvals and Filing.  No consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental or Regulatory Authority on the part of UT is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which UT is to be a party or the consummation of the Transactions, except (i) for such filings as may be required under the HSR Act or (ii) where the failure to obtain any such consent, approval or action, to make any such filing, to give any such notice or obtain any such exemption would not be reasonably expected to (A) have a material adverse effect on UT or (B) materially adversely affect the validity or enforceability against UT of this Agreement or such Related Agreements or materially adversely affect the ability of UT to consummate the Transactions.

(e)No Brokers.  No broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the Transactions based upon arrangements made by or on behalf of UT.

(f)Legal Proceedings.  As of the date of this Agreement, there are no material Actions pending, or to the Knowledge of UT, threatened, against UT that would reasonably be expected to prevent or delay the ability of UT to enter into and perform its obligations under this Agreement, the Related Agreements or the Transactions. There is no Order to which UT is subject or that is pending or, to the Knowledge of UT, threatened that would reasonably be expected to prevent or delay the ability of UT to enter into and perform its obligations under this Agreement, the Related Agreements or the Transactions.

(g)Availability of Funds.  At the Closing, UT will have available, sufficient cash to enable it to pay the Consideration and perform its obligations under this Agreement and all Related Agreements.

(h)No Vote Required.  No vote or other action of the stockholders of UT is required by applicable Law, the certificate of incorporation or bylaws of UT or otherwise in order for UT to consummate the Transactions.

(i)UT Acknowledgement.  In connection with the due diligence investigation of Arena by UT and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, UT and such Persons have received and may continue to receive after the date hereof from Arena and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Arena and its business and operations, including the Product Assets and Product Operations. UT hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that UT will have no claim against Arena, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, UT hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 4.1, neither Arena, nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

Article 5

Conduct of Product Operations Pending the Closing

5.1Conduct of the Product Operations.  From and after the date of this Agreement and until the Closing Date, except as otherwise contemplated by this Agreement or as set forth in the Disclosure Schedules or as UT shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Arena shall, and shall cause its Affiliates to, with respect to the Product Operations:

(a)carry on the Product Operations in the Ordinary Course of Business and consistent therewith use reasonable efforts to keep intact the Product Operations and to preserve the relationships of the Product Operations with customers, suppliers, licensors, licensees, distributors and others that have a business relationship with the Product Operations; provided that in no event shall Arena be required to conduct or commence any clinical trials, other than the Clinical Trials;

(b)in the Ordinary Course of Business use reasonable efforts to maintain the Product Assets in good operating condition and repair or restore such assets as necessary for the operation of the Product Operations in the Ordinary Course of Business, ordinary wear and tear excepted and subject to the shelf life of the Inventories;

(c)not permit, other than as may be required by Law or a Governmental or Regulatory Authority, all or any of the Product Assets (real or personal, tangible or intangible) to be transferred, sold, licensed, disposed of, or subjected to any Lien other than Permitted Liens, other than in the Ordinary Course of Business (including sales of Inventory or obsolete, worn-out or excess material);

(d)not materially change its manufacturing practice for Inventory, including with respect to the quantity of Inventory, raw materials, capacity and work in process produced and/or held with respect to ongoing clinical trials related to the Product;

(e)not enter into, terminate or materially extend, amend, modify or waive any right with respect to any Material Contract except for purchase orders entered in the Ordinary Course of Business and clinical trial agreements and other agreements for the Clinical Trials entered into in the Ordinary Course of Business and except for agreeing with the counterparty to any Contract that covers both Product Operations and other Arena operations to a split out into a

Contract covering just the Product Operations so that the Contract can become an Assumed Contract and except for any amendment, modifications or waivers to any Contracts that are not Assumed Contracts to the extent unrelated to the Product Operation;

(f)not sell, lease, license, abandon, permit to lapse, or otherwise transfer, or create or incur any Lien other than Permitted Liens on, any of the Product Assets (other than non-exclusive licenses (other than patent portfolio licenses or cross licenses) in the Ordinary Course of Business) or assert or threaten any claims with respect to the Product IP, other than sales of Inventory or obsolete, worn-out or excess material in the Ordinary Course of Business and subject to the shelf life of Inventories;

(g)not commence, terminate or materially modify the clinical trials related to the Product, other than commencing the 301 Clinical Trial and the 303 Clinical Trial, and continuing the Clinical Trials in accordance with Arena’s current plans;

(h)consult with UT and respond to reasonable requests for information from UT as to the progress of prosecution with respect to any Patent applications and Patents that are, or under Section 1.4 would reasonably expected to be, Category 1-2 Patents; and

(i)not enter into any agreement or commitment with respect to any of the foregoing items (c) through (g).

Nothing contained herein shall give to UT, directly or indirectly, rights to control or direct the operations of Arena and its subsidiaries prior to the Closing and nothing contained in this Agreement is intended to give Arena, directly or indirectly, the right to control or direct the operations of UT and its subsidiaries.  Prior to the Closing, each of UT and Arena shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its subsidiaries’ respective operations.

Article 6

Additional Agreements

6.1Notification of Certain Matters.

(a)Each of Arena and UT shall give prompt notice to the other of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate at or prior to the Closing (as though given on or as of the Closing), and (ii) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case, that would cause any of the conditions to the obligations of Arena to consummate the Transactions set forth in Section 7.3 (in the case of UT) or any of the conditions to the obligations of UT to consummate the Transactions set forth in Section 7.2 (in the case of Arena) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.1(a) shall not (X) limit or otherwise affect any remedies available to the Party receiving such notice or (Y) constitute an acknowledgment or admission of a breach of this Agreement.  No disclosure by a Party pursuant to this Section 6.1(a) shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

(b)No later than five (5) Business Days prior to Closing, Arena shall deliver to UT an update to the Disclosure Schedules (the “Schedule Update”) reflecting any additional matters that would have been required to be disclosed thereon in order to make the representations set forth in Section 4.1 true and correct in all material respects as if the representations and warranties had been made as of the date of such delivery (disregarding any qualifications of “as of the date hereof” or similar language ).  The Schedule Update shall be for informational purposes only. A breach of this Section 6.1(b) shall (i) not be considered with respect to whether the condition set forth in Section 7.2(a)(iii) has been satisfied and not otherwise delay or prevent the consummation of the Closing, and (ii) not give rise to an indemnification claim by UT pursuant to Section 8.1(a).   No later than five (5) Business Days prior to Closing, Arena shall deliver to UT a list (“Asset List Update”) of any (x) patents issued on or after the date of this Agreement that, if issued after the Closing, would constitute Category 1 Patents and (y) any material item of Tangible Personal Property not included on Schedule E.  Within two (2) Business Days after receipt of the Schedule Update and the Asset List Update, UT shall deliver written notice to Arena of any assets or Material Contracts identified therein that it desires to include in the Product Assets or Assumed Contracts and acquire at Closing. If Arena objects to the acquisition of any such asset or Material Contract, Arena shall promptly notify UT of such objection and the Parties shall negotiate in good faith regarding the treatment of such assets.  Any assets and Material Contracts that the Parties agree shall be acquired by UT at Closing pursuant to this Section 6.1(b) shall be deemed to be Product Assets or Assumed Contracts, as the case may be, for all purposes hereunder, and shall be added to the appropriate asset Schedule.

6.2Public Disclosures.  Following the date hereof, neither Party shall issue any press release or make (or cause to be made) any other public disclosures concerning the existence or contents of this Agreement or any Related Agreement without the prior written consent of the other Party.  Notwithstanding the foregoing, each Party may without such written consent (a) make disclosures it reasonably believes are required by Law or regulation (of any applicable stock or securities exchange or otherwise), in which case such disclosing Party shall allow the other Party reasonable prior notice and time to comment on such release or announcement in advance of such issuance or (b) make disclosures so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party). The Parties will consult with each other on the provisions of this Agreement to be redacted in any public filings made by a Party as required by applicable Law or regulation; provided that each Party shall have the right to make any such filing or recording of license grant as it reasonably determines necessary under applicable Law or regulation.

6.3Access and Information.  From and after the date of this Agreement and until the Closing Date, Arena shall give, and cause its Affiliates to give, to UT and its Affiliates, and their respective officers, employees, accountants, counsel and other representatives, reasonable access during Arena’s normal business hours to all of Arena’s properties, books, contracts, commitments, reports of examination and records relating to the Product Operations, the

Product, the Product Assets or the Assumed Liabilities other than Excluded Assets.  Arena shall assist UT and its Affiliates, and their respective officers, employees, accountants, counsel and other representatives, in making such investigation and shall cause its counsel, accountants, engineers, consultants and other non‑employee representatives to be reasonably available to any of them for such purposes.  No information or knowledge obtained by UT in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty of Arena set forth in this Agreement or otherwise impair the rights and remedies available to UT hereunder. Any such access shall be conducted at UT’s expense, under the supervision of appropriate personnel of Arena and in such a manner as to maintain the confidentiality of this Agreement and the Transactions and not to interfere with the normal operation of the business of Arena.  Nothing herein shall require Arena to disclose any information to UT if such disclosure would, in Arena’s sole and absolute discretion (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which Arena is a party); provided, however, that Arena shall use reasonable efforts to provide summaries of such information to UT without having to violate any such privilege or confidentiality agreement.  Any such access by UT shall be subject to Arena’s reasonable security measures and insurance requirements and shall not include invasive testing.

6.4Further Assurances and Cooperation.

(a)Further Assurances.  Subject to Section 6.4(b), upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental or Regulatory Authorities and the making of all necessary registrations and filings (including filings with Governmental or Regulatory Authorities, if any) and recordings of license grants; (iii) the obtaining of all necessary consents, approvals or waivers from Third Parties (provided that the failure to obtain such consents, approvals or waivers shall not constitute a breach for all purposes of this Agreement); (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Related Agreements; and (v) the identification and delivery of all Product Assets not previously identified and delivered.

(b)Everest License Split.  In order to facilitate the assignment of the Everest License as it pertains to APD811, the Compounds and Products to UT as an Assumed Contract, Arena agrees to use commercially reasonable efforts to separate the Everest License into two parts, and to make certain clarifications, all as contemplated in that certain letter regarding Separation and Assignment of Collaboration and License Agreement for Ralinepag dated November 8, 2018, between Everest Medicines Limited and Arena (“Everest Letter”), with the resulting Ralinepag License Agreement (as described in the Everest Letter) (the “Everest

Ralinepag License”)  being assigned to UT at the Closing as an Assumed Contract; provided that as long as Arena has used such commercially reasonable efforts, any such failure to separate or enter into the Everest Ralinepag License shall not be a breach for all purposes of this Agreement.  Prior to Arena executing the Everest Ralinepag License, Arena shall share drafts with UT and provide UT with a reasonable opportunity to review and comment thereon.

(c)Antitrust Matters.

(i)Arena and UT shall timely and promptly make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby under the HSR Act and any other similar applicable Law or by any other U.S., non-U.S. or multinational Governmental or Regulatory Authority, including in response to any request by any Governmental or Regulatory Authority in contemplation of a review of the transactions contemplated hereby, and the Parties shall respectively use their respective reasonable best efforts to cause the receipt of approval of, or prompt termination or expiration of the applicable waiting period under such Laws, including (A) each Party shall comply with any “second request” for information pursuant to applicable Antitrust Laws; (B) for a period commencing with the execution and delivery of this Agreement and ending upon Closing or earlier termination or expiration of this Agreement, UT shall refrain from acquiring (by license, merger, asset acquisition or otherwise) rights from Third Parties to develop or commercialize IP receptor agonists for treatment of PAH other than pursuant to this Agreement; (C) for a period commencing with the execution and delivery of this Agreement and ending upon seventy five (75) days from the date of this Agreement (or earlier, upon Closing or termination or expiration of this Agreement), UT shall refrain from acquiring (by license, merger, asset acquisition or otherwise) rights from Third Parties to develop or commercialize additional PAH therapies (except pursuant agreements already in effect as of the date of this Agreement, and except for the acquisition of rights to technologies ancillary to UT research and development programs already under way prior to the date of this Agreement) that would have a material adverse impact on the Parties’ ability to satisfy the condition to Closing in Section 7.1(b).  Arena and UT agree that their respective initial filings under the HSR Act and in respect of any foreign antitrust approval shall be made as soon as reasonably practicable following the date of this Agreement, but in any event not later than fifteen (15) calendar days following the date hereof.  Each Party shall furnish to the other such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental or Regulatory Authority under applicable Law, including any filings necessary under the provisions of the HSR Act.  Each Party shall provide the other Party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or its representatives, on the one hand, and the FTC, the Antitrust Division or any state, foreign or multinational Governmental or Regulatory Authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.  Each Party agrees to promptly inform the other Party of any communication made by or on behalf of such Party to, or received by or on behalf of such Party from, the FTC, the Antitrust Division or any other state, foreign or multinational Governmental or Regulatory Authority regarding any of the transactions contemplated hereby.

(ii)Notwithstanding the foregoing or anything to the contrary in this Agreement, (A) neither UT nor Arena (or any Affiliates of UT or Arena) shall be required to enter into any agreement that requires UT or Arena to dispose of any portion of its businesses, operations, assets or product lines other than the disposition that is contemplated in this Agreement; and (B) it is expressly understood and agreed that neither UT nor Arena (or any Affiliates of UT or Arena) shall have any obligation to litigate any judicial or administrative action or proceeding that may be brought in connection with the transactions contemplated by this Agreement, and neither UT nor any Affiliate of UT shall be required to agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of shares of capital stock or of any business, assets or property of UT or any of its Affiliates, the Product Operations or the Product Assets, or the imposition of any limitation on the ability of any of UT and its Affiliates to conduct their businesses (including the Product Operations) or to own or exercise control of such assets, properties and stock (including the Product Assets).

(d)Cooperation.  If, in order to properly prepare any documents or reports required to be filed with any Governmental or Regulatory Authority, it is necessary that either UT or Arena be furnished with additional information, documents or records relating to the Product Operations, the Product Assets, the Excluded Liabilities or the Assumed Liabilities, and such information, documents or records are in the possession or control of the other Party, such other Party will use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s reasonable request and at recipient’s cost and expense; provided, further, that the parties agree that any Party receiving such materials shall be subject to the same obligations of confidentiality described in Section 6.5.

6.5Confidentiality

(a)The Parties hereto acknowledge that UT and Arena have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms, and the Parties hereby agree that the information obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be similarly governed by the terms of the Confidentiality Agreement.

(b)Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement or in any other Related Agreement, following the Closing:

(i)all confidential and proprietary information included in the Other Product Assets shall constitute “Confidential Information” of UT (and not to Arena) except for Product Know-How, where:

(A)any Product Know-How that constitutes or embodies Category 1 Product IP shall constitute “Confidential Information” of UT (and not to Arena), irrespective of whether such Confidential Information was identified or otherwise designated as “confidential”;

(B)any Product Know-How that constitutes or embodies Category 2 Product IP shall constitute “Confidential Information” of both UT and Arena,

irrespective of whether such Confidential Information was identified or otherwise designated as “confidential”;

(C)any Product Know-How that constitutes or embodies Category 3 Product IP shall constitute “Confidential Information” of Arena (and not to UT), irrespective of whether such Confidential Information was identified or otherwise designated as “confidential”; and

(D)any information Arena obtains through its audit, information or inspection rights under Sections 2.5(f) and 2.5(g) shall constitute “Confidential Information” of UT (and not Arena).

(ii)Each Party may use Confidential Information of the other Party solely as required to (A) perform its obligations or exercise or enforce its rights under this Agreement or any Related Agreement or (B) comply with applicable Laws, subject to the exclusivities and covenants of the Parties under this Agreement; and

(iii)Each Party may disclose Confidential Information of the other Party as expressly permitted by this Agreement or, if and to the extent such disclosure is reasonably necessary, to Third Parties in connection with due diligence or similar investigations by such Third Parties; provided that any such Third Party agrees to be bound by similar terms of confidentiality and non-use comparable in scope to those referenced herein.

6.6Publication.  From the date of this Agreement until the Closing or the termination of this Agreement pursuant to the provisions of Section 10.3(a), Arena shall not (nor will it permit, as applicable, any of its officers, directors, employees, agents, representatives or Affiliates to), directly or indirectly, publish or otherwise publicly disclose any data or results regarding any Compound or Product without the prior written consent of UT, except that (a) the foregoing shall not apply to any publication submitted prior to Closing, which have been provided to UT, or that are in connection with the events set forth in Section 6.6 of the Disclosure Schedule, (b) the foregoing shall not prohibit disclosures that Arena reasonably believes are required by Law or regulation (of any applicable stock or securities exchange or otherwise); provided that, in the case of (a) and (b), Arena shall allow UT reasonable prior notice and time to comment on such release or announcement in advance of such issuance and in the case of (b), Arena shall limit such disclosure to only that information which is legally required to be disclosed.  From and after the Closing, Section 6.5 shall control with respect to the publishing or other public disclosure of any of any data or result regarding any Compound or Product.

6.7Non-Competition; Right of First Offer; Non-Solicitation.

(a)Non-Compete. Arena agrees and acknowledges that (i) the covenants and agreements set forth in this Section 6.7(a) were a material inducement to UT to enter into this Agreement and perform its obligations hereunder, and that UT would not obtain the benefit of the bargain set forth in this Agreement and specifically negotiated by the Parties if Arena breached any of the provisions of this Section 6.7(a), and (ii) in order to assure UT that the Product Assets will retain their value, it is necessary that Arena agrees to and abides by the provisions of this Section 6.7(a).  Therefore, in further consideration of the amounts to be paid hereunder by UT, Arena agrees that until (x) the expiration of the last-to-expire Royalty Term or (y) in the event of a Change of Control of Arena, the date that is the later of (1) the fifth (5th) anniversary of the Closing Date and (2) the closing date of the Change of Control of Arena, Arena shall not, shall cause each of its subsidiaries that are Affiliates of Arena prior to a Change of Control of Arena (the “Restricted Persons”) not to, and shall not permit any of its representatives (including as an owner, operator, manager, investor, lender, advisor, service provider or partner in another enterprise), acting on its behalf, to, directly or indirectly, engage in the development or commercialization of a Prostacyclin to treat PH (the “Competing Business”); provided that nothing herein shall prohibit (i) (x) the acquisition (including through asset acquisition) by Arena or any of its Affiliates of a diversified business having not more than [***] percent ([***]%) of its sales (based on its latest annual consolidated financial statements) attributable to any Competing Business or (y) the acquisition, holding of investments or direct or indirect ownership by Arena or any of its Affiliates of any voting stock, capital stock or other equity interest of any Person engaged in a Competing Business, so long as such ownership interest represents not more than [***] percent ([***]%) of the aggregate voting power or outstanding capital stock or other equity interests of such Person; provided, further, that the primary purpose of such acquisitions or investments in subclauses “(x)” and “(y)” is not to compete with UT or its Affiliates in the Competing Business; (ii) the acquisition of Arena or any of its Affiliates by any Person engaged in a Competing Business; or (iii) entering into any license agreement, research and development agreement, collaboration arrangement, co-promotion, agreement to sell or purchase assets or other agreement with any Third Party who may be engaged in a Competing Business so long as the subject matter of any such agreement does not relate to a Competing Business; provided, further, that for the avoidance of doubt, the expiration of, and the limitations on, the obligations set forth in this Section 6.7(a) shall not affect the exclusive license granted to UT pursuant to Sections 1.1(a) and 1.1(b) (subject to the limitations contained therein).  Arena acknowledges that UT would not enter into this Agreement without the protections provided in this Section 6.7(a) and agrees that the scope and duration of the restrictions set forth in this Section 6.7(a) are reasonable.  If any court of competent jurisdiction declares any provision of this Section 6.7 invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this Section 6.7 is void or voidable, the court shall reform such provision to render the provision enforceable, but only to the extent necessary to render the provision enforceable and only in view of the parties’ express desire that UT be protected to the greatest extent possible under applicable law from improper competition.

(b)Right of First Offer.

(i)If, during the six-year period immediately following the Closing Date (the “ROFO Period”), Arena or any of its Affiliates either (A) completes a Phase 2 clinical trial with the primary efficacy endpoint of the treatment, prevention or amelioration of PH with respect to a Restricted Product or (B) proposes to grant exclusive rights in any territory to a Restricted Product (other than in connection with any proposed Change of Control of Arena) to any Third Party (whether by sale or license) (either (A) or (B) referred to as a “Notice Event”), then Arena will promptly notify UT in writing of the occurrence of a Notice Event (such notice, a “ROFO Notice”).

***Confidential Treatment Requested

(ii)Upon written request by UT (which notice must be given within thirty (30) days of the giving of a ROFO Notice) (the “UT Notice”), Arena shall (A) subject to UT and Arena entering a mutually agreeable confidentiality agreement regarding the Restricted Product, provide UT relevant information regarding the completed Phase 2 clinical trial and such other information regarding the relevant Restricted Product as UT may reasonably request, to enable UT to evaluate the clinical trial results and other data concerning the Restricted Product; and (B) exclusively negotiate in good faith with UT toward the grant to UT of rights to such Restricted Product in the territories proposed by UT in the case of Restricted Product that has completed a Phase 2 clinical trial or in territories proposed by Arena in the ROFO Notice in the case of an earlier stage Restricted Product. The exclusive negotiation period shall end on the earlier of (X) [***] ([***]) days after the date of the UT Notice or (Y) upon UT notifying Arena that it is not interested in such Restricted Product (“UT Negotiation Period”); provided that if UT fails to give a UT Notice within the thirty (30) day period after Arena provides a ROFO Notice, then Arena shall have no obligation to enter into a UT Negotiation Period with respect to the Restricted Product that was the subject to the ROFO Notice and shall have no future obligation to provide a ROFO Notice with respect to such Restricted Product.

(iii)The failure of Arena and UT to execute a written definitive agreement regarding any Restricted Product shall not constitute a breach of this Agreement (nor any Related Agreement) by either Party. If the Parties do not reach agreement with respect to the Restricted Product that was the subject of the ROFO Notice by the end of the UT Negotiation Period, as evidenced in writing by a signed definitive agreement with respect thereto, then Arena or its Affiliates may grant to a Third Party all rights to the applicable Restricted Product and Arena shall have no liability to UT or its Affiliates in respect of pursuing or consummating an exclusive agreement with respect to such Restricted Product, provided the principal economic terms of any such agreement entered into during the ROFO period are more favorable to Arena than the terms last offered by UT to Arena. All obligations with respect to any Restricted Product shall terminate at the 5 p.m. PDT on the final day of the ROFO Period, except for Arena’s obligation to negotiate with UT through the end of the UT Negotiation Period with respect to any Restricted Product for which UT submitted a UT Notice prior to such deadline.

(c)Notwithstanding anything to the contrary contained in this Agreement, in the event of a Change of Control of Arena, the provisions of Section 6.7(a) shall not apply to the activities of the acquiror that consummates the Change of Control (or its Affiliates, exclusive of the Restricted Persons) (collectively, the “COC Acquiror”) following the consummation of the Change of Control and neither the COC Acquiror nor the employees of Arena prior to the Change of Control shall be deemed to be representatives of Arena by virtue of their affiliation with Arena, provided that neither the COC Acquiror nor the employees of the COC Acquiror utilize assets or employees of Persons that were Restricted Persons immediately prior to the Change of Control in the performance of Competing Activities or in violation of the exclusive license granted to UT pursuant to Sections 1.1(a) and 1.1(b) (subject to the limitations contained therein) or the confidentiality obligations in Section 6.5. In the event of a Change of Control of Arena, the provisions of Section 6.7(b) shall terminate.

(d)During the [***] ([***]) month period commencing on the date of this Agreement, without the prior written consent of the other Party, neither Party (including

***Confidential Treatment Requested

through its representatives, acting on its behalf) will directly or indirectly solicit, induce, encourage or attempt to solicit, induce or encourage any employee of the other Party to terminate such employee’s relationship in order to become an employee, consultant or independent contractor of such soliciting Party or its Affiliates; provided that the foregoing restrictions shall not apply to (i) any solicitations made pursuant to general advertising or through search firms that are not directed specifically at employees of the other Party or (ii) any employee that initiates contact with the hiring Party.

(e)The covenants contained in Section 6.7(a) above will be construed as a series of separate covenants, one for each county, city, state, country or other territory in the universe. Except for geographic coverage, each such separate covenant will be deemed identical in terms to the covenants contained in Section 6.7(a) above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If the provisions of Section 6.7(a) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws. Each Party agrees that the covenants set forth in Section 6.7(a) above are necessary to preserve the value of the Product Operations and that the limitations of time, geographic scope and scope of activity agreed to in this Agreement are reasonable because, among other things, (i) the Parties are engaged in a highly competitive industry, and (ii) each Party is receiving significant consideration in connection with the transactions contemplated by this Agreement.

6.8Standstill.  During the twelve (12) month period commencing on the date of this Agreement, neither UT nor any of UT’s representatives on behalf of UT will, in any manner, directly or indirectly:

(a)make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of Arena or any debt of Arena or any securities (including derivatives thereof) or debt of any subsidiary or other Affiliate of Arena, (ii) any acquisition of any assets of Arena or any assets of any subsidiary, division or other Affiliate of Arena, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Arena or any subsidiary or other Affiliate of Arena or involving any securities or assets of Arena or any securities or assets of any subsidiary, division or other Affiliate of Arena, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of Arena;

(b)form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of Arena or any subsidiary or division of Arena;

(c)act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Arena;

(d)take any action that would reasonably be expected to require Arena to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e)agree or offer to take, or knowingly encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(f)assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence;

(g)enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(h)request or propose that Arena or any of Arena’s representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 6.8.

Nothing in this Section 6.8 will prevent UT or its representatives from communicating with the Chief Executive Officer of Arena to make a proposal for or to negotiate with Arena in respect of a tender or exchange offer, merger or other business combination, or any other of the transactions described in Section 6.8(a) involving Arena and UT so long as such communication is made confidentially and would not reasonably be expected to require public disclosure.  The restrictions set forth in this Section 6.8 shall terminate and be of no further force and effect if Arena enters into a definitive agreement with respect to a transaction involving a Change of Control.

6.9Reporting of Financial Information.  Until the first anniversary of the Closing Date, to the extent required by the U.S. Securities and Exchange Commission (the “SEC”), Arena shall (a) reasonably cooperate with UT or its Affiliates and their respective accountants and auditors by providing access to information, books, and records related to the Products as UT may reasonably request in connection with the preparation by UT or its Affiliates of historical and pro forma financial statements related to the Product Assets as may be required to be included in any filing made by UT or any of its Affiliates under the Securities Act or the Exchange Act, including Regulation S-X and (b) without limiting the foregoing, shall provide UT with such information to the extent required for UT or its Affiliates to prepare audited “carve out” financial statements related to the Product Assets, for the period prior to the date hereof required by the SEC and information requested by UT and reasonably necessary to prepare any applicable pro forma financial information required to be filed by UT with the SEC.  Such cooperation shall include, as applicable, (i) the signing of management representation letters to the extent required in connection with any such audit performed by UT’s auditors, (ii) providing UT or its Affiliates and their respective accountants and auditors with access to management representation letters provided by Arena to Arena’s accountants and auditors, and (iii) using commercially reasonable efforts to cause Arena’s accountants, auditors, and counsel to cooperate with UT or its Affiliates and its accountants, auditors, and counsel in connection with the preparation and audit of any financial information to be provided under this Section 6.7(e) and diligence activities that may be required in connection with an underwritten securities offering by UT. Parties hereby expressly agree and acknowledge that such agreement to cooperate by Arena in this Section 6.9 and Arena’s consent (not to be unreasonably withheld, conditioned or delayed) to the inclusion or incorporation by reference of any financial information provided to UT under this Section 6.9(e) in any filing by UT or its Affiliates with the SEC are contingent upon (1) Arena receiving a written notice of a request from UT for information, documents, including management representation letters, or access, as applicable, no less than 60 days in advance of applicable filing date, which notice must provide in reasonable detail the nature and scope of cooperation, information or documents requested by UT, as applicable, (2) UT providing Arena and its accountants, auditors and counsel a reasonable opportunity to review and comment on any such filing with respect to any information relating or provided by Arena or its accountants, auditors or counsel and (3) to the extent permitted under applicable Laws, UT using its reasonable efforts to seek an exemption from the SEC to enable it to file abbreviated financial statements for the Product Assets with the SEC in lieu of full or “carve out” financial statements. Any such access by UT and cooperation by Arena and its accountants, auditors, and counsel shall be conducted under the supervision of appropriate personnel of Arena and in such a manner as to maintain the confidentiality of this Agreement and the Transactions and not to interfere with the normal operation of the business of Arena.  UT shall reimburse Arena for its reasonable out-of-pocket costs in connection with this Section 6.9.

6.10Exclusivity.  Until the earlier of (i) the Closing or (ii) the date of termination of this Agreement pursuant to the provisions of Section 10.3(a), Arena shall not (nor shall Arena permit, as applicable, any of its officers, managers, employees, members, agents, representatives or Affiliates, acting on its behalf, to), directly or indirectly, take any of the following actions with any party other than UT and its representatives and designees: (a) solicit or knowingly encourage, seek, entertain, support, assist, initiate, continue or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire or license all or any of the Product Assets other than confidentiality agreements entered into in the Ordinary Course of Business or nonexclusive licenses granted in the Ordinary Course of Business that would be Non-Scheduled License Grants if executed as of the date of this Agreement, whether by purchase of subsidiary, purchase of assets, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the Product Assets, or afford to any Person access to its properties, technologies, books or records related to the Product Assets, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase or license all or any of the Product Assets, or (d) enter into any agreement with any person providing for the acquisition or license of all or any of the Product Assets, whether by merger, purchase of assets, license or otherwise other than confidentiality agreements entered into in the Ordinary Course of Business or nonexclusive licenses granted in the Ordinary Course of Business that would be Non-Scheduled License Grants if executed as of the date of this Agreement; provided, however, that the foregoing restrictions shall not prohibit such actions with respect to an offer, proposal or agreement (or disclosure, negotiations or discussions related thereto) to acquire securities representing a majority or more of the voting power of the outstanding securities of Arena, or assets or properties constituting fifty percent (50%) or more of the assets or properties of Arena and its subsidiaries (taken as a whole), so long as any such actions or any such transaction would not affect the transactions, rights or obligations contemplated by this Agreement. Arena shall immediately cease and cause to be terminated any such negotiations, discussions or agreements

(other than with UT and its representatives) that are restricted in the immediately foregoing sentence after giving effect to the proviso.  If Arena or any of its Affiliates shall receive, prior to the Closing or the termination of this Agreement in accordance with Section 10.3(a) hereof, any offer, proposal, or request of the type referenced in clause (a), (c) or (d) above, or any request for disclosure or access as referenced in clause (b) above after giving effect to the proviso, Arena shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify UT thereof, including, subject to applicable confidentiality obligations, a summary of specific terms of such offer or proposal, as the case may be, and such other information related thereto as UT may reasonably request. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer or director of Arena (or by any agent or representative only at the direction of Arena) shall be deemed to be a breach of this Agreement by Arena.

6.11Tax Matters.

(a)Allocation.  UT and Arena acknowledge and agree that the Transactions will be treated for all Tax purposes as a taxable asset purchase.  The Consideration (plus any Assumed Liabilities, to the extent properly taken into account for income Tax purposes) shall be allocated for all Tax purposes consistently with Section 1060 of the Code on an allocation schedule prepared in accordance with this Section 6.11(a) (the “Allocation Schedule”).  UT shall provide the Allocation Schedule to Arena within ninety (90) days after the Closing Date and shall consider in good faith any written comments of Arena submitted to UT within thirty (30) days of UT’s delivery thereof.  If within such 30-day period Arena notifies UT in writing that it objects to the allocation set forth in the Allocation Schedule, the Parties shall use commercially reasonable efforts to resolve such dispute within fifteen (15) days.  In the event that the Parties are unable to resolve such dispute within such fifteen (15)-day period, the Parties shall jointly retain the Auditor to resolve the disputed item.  Upon resolution of the disputed items, the allocation reflected on the Allocation Schedule shall be adjusted to reflect such resolution.  If any Tax Return reflecting the Allocation Schedule is required under applicable Law to be filed prior to resolution of any disputed items by the Auditor, such Tax Return will be prepared and filed as the filing Party deems appropriate, and subsequently amended if necessary to be consistent with such resolution.  Any and all fees, expenses and costs of the Auditor shall be borne by the Party whose proposed determination of all disputed items submitted to the Auditor, in the aggregate, yields the larger discrepancy to that of the Auditor’s final determination of such disputed items. Each Party agrees to (a) prepare and file all applicable Tax Returns in a manner consistent with the final Allocation Schedule and (b) act in accordance with any such Allocation Schedule for all Tax purposes, in each case unless otherwise required by Law.

(b)Straddle Period Taxes.  In the case of any real or personal property Taxes (or other Taxes imposed on a periodic basis) attributable to the Product Assets that are reported on a Tax Return covering a period beginning on or before the Closing and ending thereafter (each, a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between UT and Arena on a per diem basis.  The Party required by applicable Law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period and in the manner required by applicable Law and shall timely pay such Straddle Period Tax.  To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of the amount of such Straddle Period Taxes, and within ten (10) days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(c)Transfer Taxes.  All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions (“Transfer Taxes”) shall be borne fifty percent (50%) by Arena and fifty percent (50%) by UT.  The Party required under applicable Laws to file a Tax Return with respect to Transfer Taxes will, at its own expense, prepare or cause to be prepared, and file, or cause to be filed, all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns. The Parties hereto agree to reasonably cooperate to minimize any Transfer Taxes to the extent permitted by applicable Law.

(d)Cooperation.  To the extent relevant to the Product Operations or the Product Assets, each Party shall (i) provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, claim for refund, and the conduct of any audit or other examination by any Governmental or Regulatory Authority or in connection with judicial or administrative proceedings relating to any Liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, claim for refund, or the conduct of any audit, examination or other proceeding relating to Taxes (each, a “Tax Contest”).  Such cooperation shall include obtaining and providing appropriate forms, retaining and providing records and information that are reasonably relevant to any such Tax Return, claim for refund, or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  Arena shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information related to the Product Assets or the Product Operations, and shall not destroy or otherwise dispose of any such records until the expiration of the applicable statute of limitations, without the prior written consent of UT.  Notwithstanding the foregoing, Arena shall not be required to provide or provide access to any income Tax Returns or related workpapers.

6.12Preserving UT’s Rights.  Without limiting UT’s rights or Arena’s obligations under this Agreement (including Section 1.1(h)), (i) Arena and its Affiliates shall not assign or grant any rights under any of the Product IP that are inconsistent with the licenses and rights in the Product IP that are granted to UT under this Agreement and (ii) Arena and its Affiliates shall make any sale, assignment or other transfer of control of any of the Category 1-2 Patents expressly subject to the applicable terms, including all applicable licenses, rights, covenants, immunities, releases, and duties, of this Agreement.  Without Arena being relieved of any of its obligations hereunder, the requirements of clause (ii) include obtaining an express assumption by an assignee of obligations to join any Product IP Action as a party plaintiff and provide all reasonable assistance and cooperation in any Product IP Action.  Any purported sale, assignment, transfer of control or other grant of rights not in accordance with this Section 6.12 is and shall be void.

Article 7

Conditions to the Closing

7.1Conditions to Obligations of each Party to Effect the Closing.  The respective obligations of Arena and UT to effect the Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a)No Order.  (i) No Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and that has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions and (ii) no Proceeding regarding such an Order shall be pending.

(b)HSR.  The filings of Arena and UT pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

7.2Conditions to the Obligations of UT.  The obligations of UT to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by UT:

(a)Representations, Warranties and Covenants.  (i) Each of the representations and warranties of Arena in Section 4.1 (other than the Fundamental Representations) shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date), except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, an Arena Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), (ii) each of the Fundamental Representations shall be true and correct in all material respects (except for any portion of those representations and warranties that are qualified by materiality, Arena Material Adverse Effect or any similar standard or qualification, which portion shall be true and correct in all respects) on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date) and (iii) Arena shall have performed and complied (or any non-performance or non-compliance has been cured) in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing, with the exception in the aggregate as would not be reasonably be expected to impose any material cost on or loss of material value of the Product Assets in the context of the Transactions contemplated by this Agreement.

(b)No Arena Material Adverse Effect. Since the date of this Agreement, there shall not have occurred an Arena Material Adverse Effect that is continuing.

(c)Closing Deliverables.  UT shall have received duly executed copies of each of the items listed in Section 3.2(a).

7.3Conditions to the Obligations of Arena. The obligations of Arena to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing by Arena:

(a)Representations, Warranties and Covenants.  Each of the representations and warranties of UT in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date), except that (i) any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a UT Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) and (ii) UT shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied (or any non-performance or non-compliance has been cured) with by UT as of the Closing.

(b)No UT Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a UT Material Adverse Effect that is continuing.

(c)Closing Deliverables. Arena shall have received duly executed copies of each of the items listed in Section 3.2(b).

Article 8

Indemnification

8.1Indemnification by Arena and UT.

(a)Indemnification by Arena.  Subject to the terms and conditions of this Agreement, Arena will indemnify and hold harmless UT, its Affiliates and their respective officers, directors, managers, employees, agents, successors and permitted assigns (collectively, the “UT Indemnified Parties”) against and in respect of any Damages suffered or incurred by any UT Indemnified Party resulting from or arising out of any of the following:

(i)any breach or inaccuracy of any representation or warranty of Arena contained in Section 4.1 or in any Related Agreement as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date);

(ii)any breach of or failure to perform any covenant, agreement or obligation of Arena in this Agreement or in any Related Agreement;

(iii)any Excluded Liabilities; or

(iv)any common law fraud in connection with this Agreement or any Related Agreement.

(b)Indemnification by UT.  Subject to the terms and conditions of this Agreement, UT will indemnify and hold harmless Arena and its Affiliates and their respective officers, directors, managers, employees, agents, successors and permitted assigns (collectively, the “Arena Indemnified Parties”) against and in respect of any Damages suffered or incurred by any Arena Indemnified Party resulting from or arising out of the following:

(i)any breach or inaccuracy of any representation or warranty of UT contained in Section 4.2 or in any Related Agreement as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date);

(ii)any breach of or failure to perform any covenant, agreement or obligation of UT in this Agreement or in any Related Agreement;

(iii)the Assumed Liabilities;

(iv)the Post-Closing Operation Obligations; provided that UT shall not be obligated to indemnify Arena for any Damages to the extent that such Damages result from or arise out of any matter for which UT is entitled to indemnification from Arena under the terms of this Agreement; or

(v)any common law fraud in connection with this Agreement or any Related Agreement.

Nothing in this Section 8.1(b) shall limit UT’s rights pursuant to Section 2.5(c)(i); provided that UT shall not be entitled to any indemnification with respect to any payments made to a Third Party pursuant to Section 2.5(c)(i).

8.2Survival.

(a)All representations and warranties contained in this Agreement will survive the Closing for a period ending upon the [***] ([***]) month anniversary of the Closing, at which time they shall terminate, are void, and of no further force or effect; provided, the foregoing shall not apply to the representations and warranties contained in Sections 4.1(a) (“Organization and Existence”), 4.1(b) (“Authority and Approval”), 4.1(g) (“Title”) and 4.1(p) (“No Brokers”), (collectively, the “Fundamental Representations”), which Fundamental Representations will survive for [***].

***Confidential Treatment Requested

(b)Notwithstanding the foregoing, any common law fraud committed in connection with, this Agreement or any Related Agreement, will survive the Closing [***].

(c)No indemnification will be payable for any Claim for Damages pursuant to Sections 8.1(a)(i) or 8.1(a)(ii) or 8.1(b)(i) or 8.1(b)(ii) with respect to any inaccuracy or breach of any representation or warranty after termination of the applicable survival period specified in this Section 8.2, except with respect to Claims made prior to such termination pursuant to Section 8.5 but not then resolved (such representation or warranty surviving with respect to such Claim until resolution of such Claim), or with respect to any covenants after the termination of the applicable survival period. The covenants in this Agreement and the Related Agreements (i) that are to be performed at or prior to the Closing shall expire on the Closing Date; provided, claims in respect of breaches of such covenants may be made pursuant to Section 8.5 until the [***] ([***]) month anniversary of the Closing and (ii) that are to be performed following the Closing shall continue in effect and expire in accordance with their respective terms.  The limitations set forth in this Section 8.2(c) shall not apply to any Claim for Damages pursuant to Section 8.1(a)(iii), 8.1(a)(iv), 8.1(b)(iii), 8.1(b)(iv) or 8.1(b)(v), regardless of whether such Claim also may be described in other subsections of Section 8.1(a) or Section 8.1(b), provided, however, that there shall not be any multiple recovery for any Damages for all purposes of this Agreement.

8.3Limitations.  The rights to indemnification under Section 8.1(a) are subject to the following limitations:

(a)Cap.  The aggregate amount which all of the UT Indemnified Parties will be entitled to receive for all Claims under (i) Section 8.1(a)(i) (other than Section 8.1(a)(i) with respect to any misrepresentation or breach by Arena of any Fundamental Representations or Section 8.1(a)(ii) with respect to covenants that are to be performed following the Closing) and (ii) Section 8.1(a)(ii) with respect to covenants that are to be performed prior to the Closing is limited to $[***] (the “Cap”).

(b)Deductible.  Arena will have no obligation to indemnify any UT Indemnified Parties for any Claims under Section 8.1(a)(i) until the aggregate amount of all Damages incurred by the UT Indemnified Parties for which a Claim is brought under Section 8.1(a)(i) exceeds [***] Dollars ($[***]) (the “Deductible”), and to the extent such Damages exceed the Deductible such UT Indemnified Party shall be entitled to recover all such Damages in excess of the amount of the Deductible.

(c)Exclusions from Sections 8.3(a) and 8.3(b) Limitations.  The limitations under Section 8.3(a) and Section 8.3(b) will not apply with respect to any Claims for indemnification arising under (i) Sections 8.1(a)(iii) and 8.1(a)(iv), (ii) Section 8.1(a)(i) with respect to any misrepresentation or breach by Arena of any Fundamental Representations or (iii) Section 8.1(a)(ii) with respect to covenants that are to be performed following the Closing; provided, however, that the aggregate amount which all of the UT Indemnified Parties will be entitled to receive under (x) Section 8.1(a)(i) with respect to any misrepresentation or breach by Arena of any Fundamental Representations or (y) Section 8.1(a)(ii) with respect to covenants

***Confidential Treatment Requested

that are to be performed following the Closing shall be limited to […            ***          …]

[…]; provided, further, that the aggregate amount which all of the UT Indemnified Parties will be entitled to receive with respect to any Claims for indemnification arising out of Sections 8.1(a)(iii) and 8.1(a)(iv), [                         …***…                         ]

[                         …***…                         ].

(d)Other Limitations.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, the parties expressly intend and agree as follows:

(i)The amount of any Damages incurred by a UT Indemnified Party shall be reduced by any amount actually recovered by a UT Indemnified Party with respect thereto under any insurance coverage (net any costs and expenses, including the present value of any insurance premium increases); provided, however, that UT shall not be obligated to seek any such proceeds, benefits or recoveries.

(ii)The indemnification provisions provided for in this Article 8 will be the exclusive remedy for any breach of any representation, warranty, covenant, or agreement contained in this Agreement; provided, however, that nothing in this Agreement shall limit the rights or remedies of any Indemnified Party in connection with (i) common law fraud or (ii) seeking any equitable remedies.

(iii)No current or former stockholder, director, officer, employee, Affiliate or advisor of Arena or any Affiliate of Arena shall have any liability of any nature to any UT Indemnified Party with respect to the breach by Arena of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreements.  The parties acknowledge that no current or former stockholder, director, officer, employee, Affiliate or advisor of Arena has made or is making any representations or warranties whatsoever in their individual capacity regarding Arena or the subject matter of this Agreement or any Related Agreements, express or implied.

(iv)Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a Claim for indemnification for any Damages under this Article 8 notwithstanding the fact that such Indemnified Party had Knowledge of the breach, event or circumstance giving rise to such Damages prior to the Closing or waived any condition to the Closing related thereto.

(v)No Indemnifying Party shall be obligated to indemnify the Indemnified Party for any Damages to the extent that such Damages result from or arise out of any matter for which the Indemnifying Party is entitled to indemnity from the Indemnified Party under the terms of this Agreement.

8.4Set-Off.  Subject to other restrictions and limitations contained in this Article 8, including this Section 8.4, UT shall have the right to withhold, from any unpaid future Milestone Payments or Royalty Payments due and payable to Arena the amount of any then-pending indemnification Claims made by any of the UT Indemnified Parties pursuant to Section 8.5 (i.e., UT may withhold an aggregate amount from any Milestone Payments or Royalty Payments up to, but not in excess of, the amount of its Damages under any such indemnification Claims).

***Confidential Treatment Requested

Subject to the other limitations set forth in this Article 8, any Damages owed to a UT Indemnified Party under this Article 8 shall be paid first, by reducing the amount of any unpaid future Milestone Payment or Royalty Payments, if any, payable by UT by the amount of such Damages, before UT shall seek any refund, reimbursement or repayment of any Milestone Payments or Royalty Payments that was previously made. If the final amount of Damages is determined in accordance with this Article 8 to be less than the amounts withheld from Milestone Payments and/or Royalty Payments, then UT shall promptly, and in any event within five (5) Business Days following the final determination of the amount of such Damages, deliver the difference to Arena.

8.5Resolution of Indemnification Disputes.  In order to seek indemnification under this Article 8, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party which contains (i) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article 8 for such Damages and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages. Upon reasonable request, the Indemnified Party shall furnish the Indemnifying Party with any information to the extent that such information is reasonably necessary in order to evaluate the Claim Notice and the underlying Claims. If an Indemnifying Party disputes or contests the basis or amount of any Claim set forth in a Claim Notice delivered by an Indemnified Party in accordance with the provisions of Article 8, the dispute will be resolved as set forth below:

(a)An Indemnifying Party may object to a Claim for indemnification set forth in Claim Notice by delivering to the Indemnified Party seeking indemnification a written statement of objection to the Claim made in the Claim Notice (an “Objection Notice”); provided, however, that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party prior to the fortieth (40th) day following the receipt of the applicable Claim Notice (such deadline, the “Objection Deadline” for such Claim Notice and the Claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the Claims in respect of which the objection is made.

(b)To the extent the Indemnifying Party does not object in writing (as provided in Section 8.5(a)) to the Claims contained in such Claim Notice prior to the Objection Deadline for such Claim Notice, such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the Claims for Damages set forth in such Claim Notice (and such entitlement shall be conclusively and irrefutably established) (or, in the case of any notice in which the Damages (or any portion thereof) are estimated, the amount of such Damages (or such portion thereof) as finally determined) with respect to the applicable parties against the Indemnifying Party (any such Claim, an “Unobjected Claim”).  Within thirty (30) days of a Claim becoming an Unobjected Claim, the Indemnifying Party shall make the applicable payment to such Indemnified Party, subject to the limitations set forth in this Article 8.

(c)In case an Indemnifying Party timely delivers an Objection Notice in accordance with Section 8.5(a), the Indemnifying Party and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such

Claims.  If the Indemnifying Party and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any Claims covered by such an agreement, “Settled Claims”).  Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Party to the Indemnified Parties pursuant to the Settled Claim within thirty (30) days of the applicable Claim becoming a Settled Claim.

(d)If no such agreement can be reached after good faith negotiation prior to forty-five (45) days after delivery of an Objection Notice, then upon the expiration of such forty-five (45) day period either the Indemnifying Party or the Indemnified Parties may seek to resolve such dispute pursuant to Section 10.1.

8.6Third Party Claim Procedures.

(a)If an Indemnified Party shall become aware of an indemnifiable matter arising from any claim or demand of a third party (a “Third Party Claim”), the Indemnified Party shall promptly, and in any event within thirty (30) days after it first becomes aware of facts which give rise to the basis for such claim, give written notice (a “Third Party Notice”) to the applicable Indemnifying Party, of the basis for such Third Party Claim, setting forth the nature of the claim or demand, including the estimated amount of such claim, in reasonable detail and including copies of any documents served on the Indemnified Party with respect to the Third Party Claim. Notwithstanding the foregoing, failure to notify the Indemnifying Party in accordance with this Section 8.6(a) will not relieve the Indemnifying Party of any obligation that it may have to the Indemnified Party, except to the extent the defense of such Third Party Claim is actually and materially prejudiced by the Indemnified Party’s failure to give such notice.  The Indemnifying Party, upon notice to the Indemnified Party, shall have the right to assume and control the defense of such Third Party Claim for which the Indemnifying Party is obligated to indemnify pursuant to this Article 8 at its own cost and through counsel of its choosing; provided, however, that the Indemnifying Party shall not have the right to assume and control such defense: [… *** …]

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[…***]. The Indemnifying Party shall from time to time apprise the Indemnified Party of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action and shall furnish the Indemnified Party with such documents and information filed or delivered in connection with such claim, liability or expense as the Indemnified Party may reasonably request.  The Indemnified Party shall not admit any liability to any third party in connection with any matter which is the subject of a Third Party Notice and shall cooperate fully in the manner requested by the Indemnifying Party in the defense of such claim.  Notwithstanding anything herein stated, the Indemnified Party shall at all times have the right to

***Confidential Treatment Requested

fully participate in such defense at its own expense directly or through counsel.  If no such notice of intent to defend is given by the Indemnifying Party, the Indemnified Party shall, at the expense of the Indemnifying Party, undertake (with counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party) the defense of such claim, liability or expense, and shall have the right to compromise or settle such claim, liability or expense with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. Nothing in this Section 8.6(a) shall limit UT’s rights pursuant to Section 1.1(e)(i). The Indemnified Party shall furnish the Indemnifying Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Indemnifying Party in the defense of such Third Party Claim.

(b)If the Indemnifying Party is not, or becomes not, entitled to assume the defense of such Third Party Claim or shall withdraw from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnified Party’s expense, subject to the final determination of whether such expenses are indemnifiable Damages.  If the Indemnified Party controls the defense of any Third Party Claim pursuant to this Section 8.6(b), the Indemnified Party shall keep the Indemnifying Party reasonably and timely apprised of all developments in and the status of such Third Party Claim, and, such Indemnified Party shall have the right to compromise or settle such claim, liability or expense as indemnifiable Damages with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, if the Indemnified Party settles, in good faith, any Third Party Claim without the Indemnifying Party’s consent (and the absence of the consent was not due to the Indemnifying Party unreasonably withholding or conditioning its consent), then any such settlement of a Third Party Claim by the Indemnified Party not consented to by an Indemnifying Party shall not be determinative of the validity or the amount of Damages with respect to any claim for indemnification by such Indemnifying Party under this Article 8. The existence of any Third Party Claim shall not create a presumption of any breach by a Party of any of its representations, warranties or covenants set forth in this Agreement.  If an Indemnified Party controls any such Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

8.7Tax Treatment of Indemnification Payments.  For all purposes hereunder, any indemnification payments made pursuant to Article 8 will be treated as an adjustment to the Consideration, except as otherwise required by applicable Law.

Article 9

Definitions

9.1Certain Definitions.  In this Agreement and any Exhibit, Disclosure Schedules or Schedule hereto, the following capitalized terms have the following respective meanings:

(a)“Action” or “Actions” means any lawsuit, Claim, litigation, audit, investigation, mediation, legal Proceeding, administrative enforcement Proceeding or arbitration Proceeding, in each case, by or before any Person.

(b) “Additional Payment” means, an amount, in cash, equal to (a) if the Closing occurs prior to December 1, 2018, [***] US Dollars ($[***]), and (b) if the Closing occurs on or after December 1, 2018, the product obtained by multiplying (i) [***] US Dollars ($[***]) by (ii) the number of Eligible Months (or portion thereof) that have elapsed since December 1, 2018.

(c)“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether (i) through direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the voting stock or other ownership interest in such corporation or other entity, or (ii) by contract.

(d)“Agreement” has the meaning set forth in the preamble.

(e)“Allocation Schedule” has the meaning set forth in Section 6.11(a).

(f)“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the related regulations and published interpretations thereunder.

(g)“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

(h)“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable Laws and regulations (including non-U.S. laws and regulations) issued by a Governmental or Regulatory Authority that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

(i)“APD811” means that certain Product comprising as the sole active ingredient the Compound that is the subject of the APD811 IND as of the date hereof.

(j)“APD811 IND” means IND No. 109021, including all amendments and supplements thereto.

***Confidential Treatment Requested

(k)“Applicable Accounting Standards” means (i) with respect to UT and its Affiliates, GAAP on a basis consistent with UT’s audited financial statements, and (ii) with respect to Product Sublicensees, GAAP (or applicable international generally-accepted accounting principles), consistently applied by the Product Sublicensee.

(l)“Arena” has the meaning set forth in the preamble.

(m)“Arena Indemnified Parties” has the meaning set forth in Section 8.1(b).

(n)“Arena Material Adverse Effect” means [          …***…          ]

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(o)“Arena Products” has the meaning set forth in Section 4.1(n)(vii).

(p)“Arena Retained Rights” has the meaning set forth in Section 6.4(b).

(q)“Asset List Update” has the meaning set forth in Section 6.1(b).

(r)“Assigned-Back Inventions” has the meaning set forth in Section 1.1(d).

(s)“Assignment Agreements” means any agreement with Third Parties (other than an Inventor) assigning right, title or interest to the Category 1-2 Patents.

***Confidential Treatment Requested

(t)“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, executed as of the date hereof, by and between the Parties attached hereto as Exhibit A.

(u)“Assignment Condition” has the meaning set forth in Section 1.1(h).

(v)“Assumed Contract Liabilities” means Liabilities that accrue from and after the Closing under the Assumed Contracts; provided, for the avoidance of doubt, this definition shall exclude (i) any Liabilities accruing prior to the Closing and (ii) any amounts owed under the Assumed Contracts solely as a result of Closing, except to the extent expressly set forth in this Agreement.

(w)“Assumed Contracts” means those Contracts listed on Schedule A and the Contracts agreed by the Parties to be added as Assumed Contracts pursuant to Section 6.1(b).

(x)“Assumed Liabilities” means the following obligations and other liabilities (whether known, unknown, accrued, absolute, matured, unmatured, contingent or otherwise) as they may exist at and/or after the Closing:

(i)Assumed Contract Liabilities; and

(ii)All Arena post-Closing obligations under the APD811 IND.

(y)“Auditor” means an independent public accounting firm of nationally recognized standing mutually selected by UT and Arena.

(z)“Bill of Sale” means the bill of sale in Exhibit B hereto.

(aa) “Business Day” means a day other than a Saturday, Sunday or national holiday on which commercial banks in the State of New York, United States or the State of California, United States are open for the transaction of commercial banking business.

(bb)“Cap” has the meaning set forth in Section 8.3(a).

(cc)“Category 1 Patents” means each of the following, whether or not pending, issued, expired, withdrawn, rejected, canceled, abandoned or closed: (i) the Patent applications and Patents listed on Schedule C, (ii) any and all Patent applications and Patents deemed to be within the Category 1 Product IP as provided in Section 1.4(a), and (iii) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, any and all patents or certificates of invention issuing thereon, and any and all reissuances, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

(dd)“Category 1 Product IP” means (i) the Category 1 Patents and (ii) all non-Patent Intellectual Property Rights within the Product IP that exclusively relate to the Product Operations, APD811 or any other Compound or Product.

(ee)“Category 1-2 Patents” means the Category 1 Patents and the Category 2 Patents, collectively.

(ff)“Category 2 Exclusivity Period” has the meaning set forth in Section 1.1(b)(ii).

(gg)“Category 2 Patents” means each of the Patents, if any, within the Category 2 Product IP.

(hh)“Category 2 Product IP” means all Product IP that (i) primarily relates to the Product Operations, APD811 or any other Compound or Product and (ii) is not Category 1 Product IP.

(ii)“Category 3 Product IP” means all Product IP that is neither Category 1 Product IP nor Category 2 Product IP.

(jj)“cGMP” means the then-current standards for Good Manufacturing Practices, as defined in FDA rules and regulations or as defined in another Governmental or Regulatory Authority’s rules and regulations, that apply to the manufacture of Compound or Product, including (i) the United States regulations set forth in Title 21 of the United States Code of Federal Regulations Parts 11, 210, and 211 and the corresponding regulation of any other applicable Governmental or Regulatory Authority, (ii) the International Organization for Standardization (ISO) 13485, and (iii) all additional Governmental or Regulatory Authority documents that correspond to, replace, amend, modify, supplant, or complement any of the foregoing.

(kk)“Change of Control” means, with respect to Arena, (i) a merger, reorganization or consolidation pursuant to which the holders of Arena’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (ii) the acquisition of all or a majority of the outstanding voting stock of Arena in a single transaction or a series of related transactions by a Person or group of Persons or (iii) the sale of all or substantially all of the assets of Arena.

(ll)“Claim” means a claim for Damages.

(mm)“Claim Notice” means a written notice given by an Indemnified Party to the Indemnifying Party that the Indemnified Party is proposing a claim made in good faith.

(nn)“Clinical Trials” means:

(i)the phase 3, human clinical trial known as APD811-301, also referred to as the “ADVANCE Outcomes” study, a study evaluating the efficacy and safety of ralinepag to improve treatment outcomes in PAH (the “301 Clinical Trial”);

(ii)the phase 3, human clinical trial known as APD811-303, also referred to as the “ADVANCE Extension” study, an open label extension study to evaluate the long-term safety and efficacy and safety of ralinepag in subjects with PAH (the “303 Clinical Trial”);

(iii)the phase 2, human clinical trial known as APD811-007, an open label extension study in patients who completed study APD811-003;

(iv)the phase 1, human clinical trial known as APD811-112, a phase 1, open label, single oral dose mass balance study to assess the mass balance and routes of elimination of Ralinepag; and

(v)the phase 1, human clinical trial known as APD811-113, a phase 1 single ascending dose escalation study to evaluate the pharmacokinetics, safety, and tolerability of a Ralinepag extended release tablet formulation in health Japanese and Caucasian male subjects.

(oo)“Closing” has the meaning set forth in Section 3.1.

(pp)“COC Acquiror” has the meaning set forth in Section 6.7(c).

(qq)“Code” means the United States Internal Revenue Code of 1986, as amended.

(rr)“Combination Product” means any Product that contains a Compound as an active ingredient together with one or more other active ingredients that are not a Compound formulated together (i.e., a fixed dose combination).

(ss)“Compound” means any formulation of the compound identified on Exhibit C (ralinepag), including all prodrugs, hydrates, salts, esters, polymorphs, structural isomers and stereoisomers (including optical and geometric isomers, enantimoers and diastereomers) of ralinepag.  In any event, “Compound” shall include the oral formulation of ralinepag included in APD811, and shall include both the extended-release and immediate-release formulations of APD811 developed by Arena.

(tt)“Confidential Information” has the meaning set forth in Section 6.5(b).

(uu)“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of July 27, 2017, between the Parties.

(vv)“Conflict” has the meaning set forth in Section 4.1(c).

(ww)“Consideration” has the meaning set forth in Section 2.1.

(xx)“Contract” means any written or oral contract, agreement or instrument, including supply contracts, licenses, understandings or commitments, customer agreements, subcontracts, leases of personal property, notes, guarantees, pledges or conditional sales agreements to which the Person referred to is a party or by which any of its assets are bound.

(yy)“Control” means, whether arising by ownership, license or otherwise: (a) with respect to an Intellectual Property Right and Arena, that Arena or its Current Affiliates possesses the right to grant and authorize the licenses of the scope granted to UT under this Agreement, and (b) with Know-How and Arena, that Arena or its Current Affiliates possesses the rights to disclose and deliver the Know-How to UT under this Agreement; in either case without violating the terms of any agreement under which Arena or its Current Affiliates as of the date hereof holds rights in such Intellectual Property Rights or Know-How.  Where Arena or its Current Affiliates possess the right to grant and authorize licenses to UT of a narrower scope than those granted to UT under this Agreement, then “Control” will mean the right to grant and authorize licenses and sublicense to UT to the full extent of Arena’s or its Current Affiliate’s ability to do so.

(zz)“Controlled Group” means Arena and any trade or business, whether or not incorporated, which is treated together with Arena as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(aaa)“Current Affiliate” means any Person that is an Affiliate of Arena as of the date of this Agreement.

(bbb)“Damages” means all damages, losses, injuries, penalties, fines, forfeitures, judgments, awards, costs, Taxes, charges, costs and expenses of any nature (including court costs, reasonable out-of-pocket legal, accountants’, consultants’ and experts’ fees, charges, Liabilities and other costs and expenses incident to any Proceedings or investigation or the defense of any Claim (whether or not litigation has commenced)) that have been incurred or properly paid; provided, however, that (i) “Damages” shall not include any unforeseeable, speculative, and punitive damages (except to the extent paid or payable by an Indemnified Party to a third party in connection with a Third Party Claim); and (ii) for purposes of computing the amount of Damages incurred or paid by a Person, there shall be deducted an amount equal to the amount of indemnification payments, contribution payments or reimbursements that are received by such Person or any of such Person’s Affiliates in connection with such Damages or the circumstances giving rise thereto; provided, however, that no Indemnified Party shall have an obligation to seek such payments or reimbursements.

(ccc)“Disclosed Matters” means the matters set forth on Schedule F to this Agreement.

(ddd)“Disclosure Schedules” has the meaning set forth in Section 4.1.

(eee)“DJA” has the meaning set forth in Section 1.1(e)(i).

(fff)“Domain Name Assignment” means the document evidencing the assignment to UT of all rights in the Domain Names within the Product Assets attached hereto as Exhibit E.

(ggg)“Domain Names” means domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations for the foregoing.

(hhh)“Dosed” means a patient enrolled and randomized in the 301 Clinical Trial has been administered the Product or a placebo, in any case, in accordance with the protocol for the 301 Clinical Trial; provided, that no patient shall be counted more than once for purposes of determining whether the Patient Dosage Threshold has been satisfied; provided, further, that if a patient is Dosed and subsequently ceases to participate in the 301 Clinical Trial, that patient shall continue to be counted as Dosed for purposes of determining whether the Patient Dosage Threshold has been satisfied.

(iii)“Eligible Month” means each calendar month (or portion thereof), commencing with December 2018, during which the applicable Patient Dosage Threshold for such month has been met or exceeded; provided, that if the Patient Dosage Threshold for any month (or portion thereof) has been met or exceeded, the Patient Dosage Threshold for all preceding months shall also be deemed to have been met (and each such preceding month shall also be deemed an Eligible Month).

(jjj)“EMA” means the European Medicines Agency or any successor agency.

(kkk)“Employee Benefit Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all other employee benefit plans, policies, agreements or arrangements, (iii) all employment, individual consulting, executive compensation, or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, retention, severance, sick leave, vacation, recreation, retirement, pension, loans, salary continuation, health, medical, dental, vision, accident, disability, cafeteria, life insurance and educational assistance plans, policies, agreements or arrangements, and (iv) any collective bargaining agreement or union contract, in each case, whether written or unwritten and whether or not subject to ERISA, that are sponsored or maintained by Arena or any member of the Controlled Group for the benefit of current or former employees or current or former consultants, independent contractors or directors of Arena or any of its subsidiaries or with respect to which Arena or any of its subsidiaries has any Liability.

(lll)“Employee Liabilities” means any and all Liabilities, whenever or however arising, including all costs and expenses relating thereto arising under Contract, Law or Permit, Order or any award of any arbitrator of any kind relating to any Employee Benefit Plan, employment agreement, natural person consulting or independent contractor agreement, or otherwise relating to an employee or other natural person service provider and his or her potential or actual service or employment with Arena or any member of the Controlled Group.

(mmm)“Enforceability Exception” has the meaning set forth in Section 4.1(b).

(nnn)“Everest License” means that certain Collaboration and License Agreement by and between Arena and Everest Medicines Limited dated December 4, 2017, as amended.

(ooo)“Everest Rights” has the meaning set forth in Section 1.1(i).

(ppp)“Everest Territory” means the PRC, Taiwan, Hong Kong, Macau and South Korea.

(qqq)“Ex-U.S. Major Market” means Japan, France, Italy, the United Kingdom, Spain or Germany.

(rrr)“Excluded Assets” means:

(i)any Tax, corporate or financial books, records, files, documents, data, information and correspondence and any personnel files and compensation and benefits data of Arena or its Affiliates (including all Tax Returns);

(ii)all rights of Arena or its Affiliates to any refunds, or rights or claims to refunds, of Taxes, Tax deposits, Tax credits or other Tax assets related to Taxes that are Excluded Liabilities paid (or indemnified pursuant to this Agreement) by Arena of its Affiliates;

(iii)all rights of Arena or any Affiliate of Arena under this Agreement and the Related Agreements;

(iv)any right, other than any Other Product Asset described in clause (viii) of such definition, arising under any Contract that is not an Assumed Contract;

(v)claims, counterclaims, defenses, cause of action, demands, judgments, rights of recovery, rights of set-off and rights of subrogation against any Person relating to Excluded Assets or Excluded Liabilities;

(vi)any cash, cash equivalents or accounts receivable (including cash and accounts receivable relating to the Product Assets sold prior to the Closing);

(vii)any tangible personal Property other than the Tangible Personal Property, including any facility, furniture, fixture, or equipment, machinery, software, telecommunications, or supplies owned or leased by Arena and used prior to Closing to operate the Product Operations;

(viii)insurance; and

(ix)the Disclosed Matters.

(sss)“Excluded Liabilities” means all Liabilities of Arena and its Affiliates (other than the Assumed Liabilities) arising from Arena’s ownership of the Product Assets or the Product Operations prior to Closing including, but not limited to:

(i)all Liabilities relating to Excluded Assets;

(ii)except as set forth in Section 6.11(b) with respect to Straddle Period Taxes or Section 6.11(c) with respect to Transfer Taxes, all Liabilities of Arena or any

Affiliate of Arena for Taxes for any Tax period or portion thereof, including all Taxes relating to, or attributable to, or levied with respect to, the Product Operations or Product Assets for any Tax period or portion thereof ending on or prior to the Closing Date;

(iii)all Liabilities of Arena or any of its Affiliates for product liability, infringement or misappropriation arising from the clinical trials of the Product conducted by Arena prior to Closing;

(iv)all Employee Liabilities engaged in the conduct of the Product Operations;

(v)any Liabilities arising under any Material Contract that is not an Assumed Contract; and

(vi)any Liabilities that arose or were incurred under any Assumed Contract prior to Closing.

(ttt)“Everest Letter” has the meaning set forth in Section 6.4(b).

(uuu)“Everest Ralinepag License” has the meaning set forth in Section 6.4(b).

(vvv)“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

(www)“FDA Transfer Letter” means the letters respectively authorizing and receiving the transfer of the APD811 IND from Arena to UT, attached as Exhibit D.

(xxx)“FDC Act” means the U.S. Federal Food, Drug, and Cosmetic Act of 1938, as it may be superseded or amended from time to time.

(yyy)“First Commercial Sale” means, with respect to a Product and a country, the first sale for monetary value for use or consumption by the end user of such Product in such country after Marketing Approval for such Product has been obtained in such country (to the extent necessary in such country).  Sales prior to receipt of Marketing Approval for such Product, such as “treatment IND sales”, “named patient sales” and “compassionate use sales” shall not be construed as a First Commercial Sale.

(zzz)“Fiscal Quarter” means each of the following three (3)-month periods during each Fiscal Year: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31; provided, that the first Fiscal Quarter shall commence on the Closing and end on the last day of the three-month period in which the Closing occurs.

(aaaa)“Fiscal Year” means the period from January 1 of a calendar year through December 31 of the same calendar year.

(bbbb)“FTC” means the Federal Trade Commission or any successor agency thereto.

(cccc)“Fundamental Representations” has the meaning set forth in Section 8.2.

(dddd)“GAAP” means generally accepted accounting principles in the United States.

(eeee)“Governmental or Regulatory Authority” means any U.S. or non-U.S. federal, state, local or other governmental, administrative or regulatory (including self-regulatory) authority, body, agency, court, tribunal or similar entity or any instrumentality of any of the foregoing, including the FDA, the EMA, the PMDA and the FTC.

(ffff)“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder.

(gggg)“Incremental Withholding Taxes” has the meaning set forth in Section 2.6(b).

(hhhh)“IND” means (i) an Investigational New Drug Application, as defined in the FDC Act and the regulations promulgated thereunder, which is required to be filed with the FDA before beginning clinical testing of a product in human subjects, or any successor application or procedure, (ii) all supplements and amendments that may be filed with respect to the foregoing and (iii) all equivalents of the foregoing in any jurisdiction outside the United States.

(iiii)“Indemnified Party” means any Party entitled to indemnification hereunder.

(jjjj)“Indemnifying Party” means the Party from whom indemnification is claimed.

(kkkk)“Infringing Activity” has the meaning set forth in Section 1.1(e)(i).

(llll)“Inhalation Product” means a Product containing a formulation of the Compound as an active ingredient for administration by inhalation.

(mmmm)“Intellectual Property Rights” means any and all of the following and any and all rights associated with the following, in any jurisdiction throughout the universe, by whatever name or term known or designated, whether arising by operation of Law, Contract or otherwise:

(i)Patents;

(ii)Trademarks;

(iii)Domain Names;

(iv)all copyrights, mask work rights, moral rights and common-law rights thereto, and all applications, registrations and renewals in connection therewith throughout the universe;

(v)all rights in databases and data collections;

(vi)all trade-secret rights and all other rights in, to or associated with the protection of confidential or proprietary Know-How;

(vii)all similar, corresponding or equivalent rights to any of the foregoing anywhere in the universe; and

(viii)all rights to sue for past, present or future infringement, violations or misappropriation of any of the foregoing anywhere in the universe.

(nnnn)“Invalidity Challenge” has the meaning set forth in Section 1.1(e)(i).

(oooo)“Inventor” means each of the named inventors of each of the Category 1-2 Patents, as well as any inventor who should be or should have been named on each of the Category 1-2 Patents.

(pppp)“Inventor Assignment Agreement” means an agreement by Arena or its Affiliate with the respective Inventor assigning all right, title and interest to the Category 1-2 Patents.  For clarity, any agreement with an employee or contractor of Arena or its Affiliate that provides for the general assignment of inventions made in the course of employment by or providing services to Arena or its Affiliate shall not be an “Inventor Assignment Agreement.”

(qqqq)“Inventory” means all inventories of raw and pack materials, work-in-process, finished goods, warehoused stock, supplies and packaging materials relating exclusively to the Product.

(rrrr)“Know-How” means any and all technical or business information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings, data, discoveries, improvements, modifications, inventions, know-how, trade secrets or other information related to the research, manufacture, preparation, development or commercialization of a product or technology, whether or not embodied in any documentation or other tangible materials, or results, patentable or otherwise, including physical, chemical, biological, toxicological, pharmacological, safety, and pre-clinical and clinical data, dosage regimens, control assays, and product specifications; provided that if Know-How is embodied in tangible materials, including biological materials, chemical compounds or the like, such tangible materials shall be deemed included within the Know-How.

(ssss)“Knowledge” means, in the case of Arena, the actual knowledge, after reasonable inquiry, of[…***…           ]

[…***…] and in the case of UT,

the actual knowledge, after reasonable inquiry, of […***…          ]

[…***…] (each such individuals of Arena and UT, “Knowledge Individuals”).  With

***Confidential Treatment Requested

respect to matters involving Intellectual Property Rights, Knowledge does not require that the Knowledge Individuals have conducted, obtain or have obtained any new freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches, and no knowledge of any third-party Intellectual Property Rights that would have been revealed by such new inquiries, opinions or searches will be imputed to such Knowledge Individuals or the direct reports of any of the foregoing; provided that any such opinions or searches that have been conducted or obtained by Arena or prior to the date of this Agreement will not be excluded from the term “Knowledge” as a result of this sentence.

(tttt)“Laws” means any non-U.S. or U.S. federal, state or local law, statute, rule, regulation, administrative ruling, ordinance, Order or process (including any zoning or land use law, building code, environmental law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors or of any Governmental or Regulatory Authority), including regulations promulgated by the FDA and the FTC.

(uuuu)“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations, Taxes, and all other liabilities and obligations of such Person or any of its subsidiaries or Affiliates, regardless of whether such liabilities or obligations are required to be reflected on a balance sheet in accordance with GAAP.

(vvvv) “License Grants” means licenses, sublicenses or other Contracts (whether royalty bearing or non-royalty bearing) under which rights in any Product IP have been granted to any Person by any of (i) Arena, (ii) any Current Affiliate, (iii) any other Person that, at the time of the execution of the license, sublicense or other Contract, is or was an Affiliate of Arena, and (iv) any predecessor owner of Product IP.

(wwww)“Lien” means any means any lien, statutory lien, pledge, mortgage, security interest, Claim, encumbrance, restriction on use or transfer, easement, right of way, option, conditional sale or other title retention agreement of any kind or nature. In the case of an Intellectual Property Right that is subject to any in-license or out-license, “Lien” includes the terms and conditions of such in-license or out-license.

(xxxx)“made available” means that Arena has provided to UT that material in question, on before the second (2nd) Business Day prior to the date hereof, other than material that was delivered to UT at the request of UT made during such period.

(yyyy)“Marketing Approval” means all approvals, licenses, registrations or authorizations of the applicable Governmental or Regulatory Authority(ies) in a jurisdiction necessary for the manufacture, use, storage, import, marketing and sale of a product in such jurisdiction.  For jurisdictions where governmental or other similar approval of pricing and/or reimbursement is required for marketing in such jurisdiction, Marketing Approval shall not be deemed to occur until such pricing or reimbursement approval is obtained.

(zzzz)“Milestone” has the meaning set forth in Section 2.3(a).

(aaaaa)“Milestone Payment” has the meaning set forth in Section 2.3(a).

(bbbbb)“NDA” means (i) a New Drug Application for any product requesting permission to market a drug in accordance with 21 C.F.R. Part 314, and all supplements or amendments filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a product which are reasonably necessary for FDA approval to market a product in the United States and (ii) all equivalents of the foregoing in any jurisdiction outside of the United States, including, without limitation, any marketing authorization application filed with the applicable Governmental or Regulatory Authority in Europe, the United Kingdom or Japan.

(ccccc)“Net Sales” means the net sales recorded by UT, its Affiliates, or Product Sublicensees (each a “Selling Entity”) for sales or dispositions of Products to Third Parties (other than Product Sublicensees) in bona fide arm’s length transactions, as determined in accordance with Applicable Accounting Standards and as reported in UT’s audited financial statements.  The recorded net sales shall be equal to gross sales minus appropriate deductions, each to the extent actually incurred, allowed, taken or paid and not otherwise recovered, which shall be booked on an accrual basis by the Selling Entity, in accordance with Applicable Accounting Standards, including the following deductions: (i) all trade, cash and quantity credits, discounts, refunds or government rebates; (ii) amounts for claims, allowances or credits for returns or recalls, retroactive price reductions, or chargebacks; (iii) packaging, handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value-added tax); (iv) provisions for uncollectible accounts (provided that any such amounts collected will be added back); (v) annual fees paid pursuant to the Patient Protection and Affordable Care Act, reasonably allocated to the Products; (vi) compulsory payments, adjustments, credits and cash rebates paid to a Governmental or Regulatory Authority (or agent thereof) pursuant to applicable Law, including fees as a result of healthcare reform policies; and (vii) price adjustments, allowances, credits, chargeback payments, discounts, rebates, fees, reimbursements or similar payments granted to group purchasers, specialty pharmacies, wholesalers, distributors, managed health care organizations, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care institutions (including hospitals), or to any Governmental or Regulatory Authority, each to the extent customary and actually paid or given.

In no event will any particular amount identified above be deducted more than once in calculating Net Sales.  For the removal of doubt, Net Sales will not include sales between or among Selling Entities for resale; provided that if such sales are made for purposes of resale, Net Sales will include the amounts invoiced by the purchasing entity (UT, its Affiliate or Product Sublicensee, as applicable) to Third Parties that are not Selling Entities on the resale of such Product. The supply of Products free of charge (including for patient access programs or indigent or similar public support or compassionate use programs), as commercial samples, for use in clinical studies or to Third Parties for evaluation purposes shall not be included in the calculation of Net Sales.

(i)If a Product is sold as part of a Combination Product, then Net Sales for such product shall be determined by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction, A / (A+B) where A is the weighted average sale price of such Product when sold separately in finished form, in each case, in the applicable country during the applicable calendar quarter, and B is the weighted average sale price of the other active compound or ingredient in the Combination Product sold separately in finished form, in each case, in the applicable country during the applicable calendar quarter.

(ii)If the weighted average sale price of a Product can be determined but the weighted average sale price of the other active compound or ingredient in the Combination Product cannot be determined, in each case, in the applicable country during the applicable calendar quarter, then Net Sales for such product shall be calculated by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth for the “Net Sales” definition) by the fraction A / C where A is the weighted average sale price of such Product when sold separately in finished form and C is the weighted average sale price of the Combination Product, in each case, in the applicable country during the applicable calendar quarter.

(iii)If the weighted average sale price of the other active compounds or ingredients in the Combination Product can be determined but the weighted average sale price of such Product cannot be determined, in each case, in the applicable country during the applicable calendar quarter, Net Sales for such product shall be calculated by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the following formula: one (1) minus B / C where B is the weighted average sale price of the other active compound or ingredient in the Combination Product when sold separately in finished form and C is the weighted average sale price of the Combination Product, in each case, in the applicable country during the applicable calendar quarter.

(iv)If the weighted average sale price of both a Product and the other active compound or ingredient in the Combination Product cannot be determined, then Net Sales for such Product shall be mutually agreed by the Parties in writing based on the relative values of each of the components in such Combination Product.

Notwithstanding the foregoing, “Net Sales” excludes any amounts recorded on or that are otherwise attributable to any sales or dispositions of Product under the Everest License or the Everest Ralinepag License; provided that if the Everest Ralinepag License is assumed by UT as an Assumed Contract, Net Sales shall include ten percent (10%) of the royalty payments that UT receives under the Everest Ralinepag License, but no share of any other amounts received under the Everest Ralinepag License.

(ddddd)“Nondisclosure Agreements” means any nondisclosure, confidentiality or similar agreements in effect as of the date of this Agreement to which Arena is a party, which primarily relate to the Product Assets, APD811 or any other Product or Compound, or the Clinical Trials.

(eeeee)“Non-Paying Party” has the meaning set forth in Section 6.11(b).

(fffff)“Non-Scheduled License Grants” has the meaning set forth in Section 4.1(o)(ii).

(ggggg)“Notice Event” has the meaning set forth in Section 6.7(b).

(hhhhh)“Objection Deadline” has the meaning set forth in Section 8.5(a).

(iiiii)“Objection Notice” has the meaning set forth in Section 8.5(a).

(jjjjj)“Oral Product” means a Product containing a formulation of the Compound as an active ingredient for administration orally.

(kkkkk)“Order” means and includes any writ, law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent enacted, issued, promulgated, enforced or entered into by any Governmental or Regulatory Authority.

(lllll)“Ordinary Course of Business” means the ordinary course of business of Arena consistent with Arena’s past custom and practice.

(mmmmm)“Organizational Document” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) operating agreement, limited liability company agreement, or similar document governing a limited liability company; (iii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (iv) any amendment to any of the foregoing.

(nnnnn)“Other Product Assets” means, other than Excluded Assets, the following to the extent existing as of the Closing (wherever located and whether or not required to be reflected on a balance sheet):

(i)the Domain Names and Trademarks set forth in the Schedule D, and any and all rights of Arena to sue at Law or in equity for any past, present or future infringement, imitation, impairment, distortion, dilution, misappropriation or other unauthorized use or conduct in derogation of such Domain Names and Trademarks, and the right to receive all past, present and future proceeds and damages therefrom, and any and all rights to royalties, profits, compensation, license fees or other payments or remuneration of any kind relating to such Domain Names and Trademarks;

(ii)to the extent their transfer is permitted under applicable Law and to the extent not relating to Excluded Assets, all Permits utilized by Arena exclusively in the conduct of the Product Operations, true, correct and complete copies of which have been made available to UT, including the Permits listed on Section 4.1(i) of the Disclosure Schedules, and all files and correspondence related thereto;

(iii)to the extent their transfer is permitted under applicable Law, and with respect to any Assumed Contract that requires consent or approval by a third party to consummate the Transactions, to the extent such consent or approval has been obtained, all rights in, to and under the Assumed Contracts, true, correct and complete copies of which Assumed Contracts have been made available to UT;

(iv)the Inventory (except for Inventory disposed of in the Ordinary Course of Business from the date hereof through the Closing and subject to shelf life) and Tangible Personal Property;

(v)the Regulatory Documentation, including all copies thereof; provided that Arena may retain copies of the Regulatory Documentation as are used in or reasonably necessary for the business of Arena other than the Product Operations;

(vi)the APD811 IND;

(vii)all non-clinical, pre-clinical and clinical trial data (a) referenced in the APD811 IND, (b) generated since the filing of the APD811 IND relating to the development or manufacturing of APD811 or any other Compounds or Products, and (c) otherwise primarily related to APD811 or any other Compounds or Products, and all rights in and to all such data; provided, however, that in the case of (c), Arena may redact, and shall retain ownership of, any portions of such data that relate to products and compounds other than APD811, Compounds and Products; and

(viii)all rights, Claims, credits, causes of action or rights of set-off and other similar rights against third parties to the extent relating to or arising from the Product Assets or the Assumed Liabilities.

(ooooo) “Outside Date” means the date that is [***] days from the date of execution of this Agreement (the “Initial Outside Date”); provided that (A) the Outside Date may be extended by mutual written consent of Parties for an additional period of time; and (B) if on the Initial Outside Date, the condition set forth in Section 7.1(b) is not satisfied but all of the other conditions to Closing are satisfied (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions could be satisfied if the Closing were to occur on such date), then either Party may, at their option exercisable by delivering written notice to the other party prior to the Initial Outside Date, extend the Outside Date until the date that is [***] days after the Initial Outside Date.

(ppppp)“Owned Product IP” means (i) all of the Category 1 Patents, and (ii) all other Product IP owned or purported to be owned by Arena or its Current Affiliates.

(qqqqq)“PAH” means pulmonary arterial hypertension; provided that a Marketing Approval shall only be deemed to be a Marketing Approval for use of a Product to

***Confidential Treatment Requested

treat PAH if the proposed or actual approved label for such Product is for the treatment of pulmonary arterial hypertension.

(rrrrr)“Parties” has the meaning set forth in the preamble.

(sssss)“Party” has the meaning set forth in the preamble.

(ttttt)“Patents” means (i) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (ii) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, any and all patents or certificates of invention issuing thereon, and any and all reissuances, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

(uuuuu)“Patent Documents” means all (i) prosecution files and docketing reports for each of the Category 1 Patents; (ii) Assignment Agreements and all Inventor Assignment Agreements; (iii) documents, records and files in the possession or control of Arena, its counsel or its agents (and including any and all of each Inventor) with respect to (A) the conception and reduction to practice (and diligence in reduction to practice) of the inventions of any of the Category 1 Patents, or (B) the filing, prosecution, registration, continuation, continuation-in-part, reissuance, correction, enforcement, defense, and maintenance of the Category 1 Patents; and (iv) all other material documentation or information in the possession or control of Arena, its Affiliates or its or their counsel or agents related to the Category 1 Patents and excluding any documents or information in this “(iv)” which are subject to attorney-client privilege if providing such documents or information to UT cannot be accomplished in a manner that protects such privilege.

(vvvvv)“Patient Dosage Threshold” means, with respect to a given calendar month set forth in the table below, that the cumulative number of patients set forth opposite thereto have been Dosed prior to the end of such month.

Month	Cumulative Dosed Patients
[***]	[***] ([***])
[***]	[***] ([***])
[***]	[***] ([***])
[***]	[***] ([***])
[***]	[***] ([***])
[***]	[***] ([***])
[***]	[***] ([***])
[***]	[***] ([***])

(wwwww)“Paying Party” has the meaning set forth in Section 6.11(b).

***Confidential Treatment Requested

(xxxxx)“Permits” means any license, permit, registration, listing, approval, qualification, letter, authorization, certificate of authority, qualification, NDA, IND or similar document or authority issued or granted by any Governmental or Regulatory Authority or pursuant to any Law.

(yyyyy)“Permitted Liens” means (i) Liens for Taxes or similar governmental assessments and charges not yet due and payable, (ii) Liens referred to in the Assumed Contracts, (iii) in the case of Intellectual Property Right that is subject to any non-exclusive in-license or out-license, the terms and conditions of such in-license or out-license as apparent from the face of such license and the license is included in any Material Contract set forth on Section 4.1(j)(i) of the Disclosure Schedules, in any Contract set forth on Section 4.1(o)(i) or 4.1(o)(ii) of the Disclosure Schedule, or in any Non-Scheduled License Grant or (iv) covenants, conditions, restrictions and other matters affecting the Products Assets that do not materially impair or limit the use, value or marketability of the property which they encumber.

(zzzzz)“Person” means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, government, Governmental or Regulatory Authority, court or arbitrator, or any other entity whatsoever, including any business unit of such Person.

(aaaaaa)“PH” means pulmonary hypertension (i.e., high blood pressure impacting the pulmonary vasculature), including  [          …***…          ]

[	…***…	]
[	…***…	]
[	…***…	]
[	…***].

(bbbbbb)“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency or any successor entity thereto.

(cccccc)“Post-Closing Operation Obligations” mean the following Liabilities of UT or any of its Affiliates arising on or after the Closing:

(i)all Liabilities for infringement or misappropriation, to the extent arising out of any Product that was sold or used in clinical trials on or after the Closing;

(ii)all Liabilities arising by reason of any violation or alleged violation of any Law on or after the Closing by UT or its Affiliates to the extent arising out of UT’s and its Affiliates’ conduct of the Product Operations on or after the Closing;

(iii)any product liability, liability for adverse reactions, liability for recalls, liability for product and packaging complaints for any Product sold or used in clinical trials on or after the Closing, whether direct or as a result of successor liability, all other Liabilities to the extent that they arise out of UT’s or any of its Affiliates conduct of the Product Operations on or after the Closing (including claims related to or arising from product expirations, death, personal injury or other product liabilities, in each case to the extent relating to events or transactions occurring on or after the Closing);

***Confidential Treatment Requested

(iv)all liabilities related to the preparation, filing, prosecution, enforcement and maintenance of the Category 1 Product IP throughout the universe on or after the Closing; and

(v)any Liabilities arising out of the ownership or operation of the Product Assets that accrue after the Closing.

(dddddd)“Proceeding” means any suit, Claim, complaint, investigation, litigation, audit, proceeding or arbitration by or before any Person.

(eeeeee)“Product” means any pharmaceutical product containing a Compound as an active ingredient.

(ffffff)“Product Assets” means all of Product IP and all of the Other Product Assets.

(gggggg)“Product Claim” means (a) a claim of an issued and unexpired Patent within the Product IP that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim in any pending Patent within the Product IP that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided that such claim, or any other claim that is not patentably distinct, has not been pending more than [***] ([***]) years from the priority date of such application (but if such pending claim with a pendency of [***] ([***]) years or longer subsequently issues it will be considered a Product Claim upon issuance, but without retroactive effect).

(hhhhhh)“Product IP” means, (i) the Category 1 Patents, (ii) all Intellectual Property Rights Controlled by Arena as of the Closing that: (A) are used or held for use in, are reasonably necessary for, or were generated in connection with, the Product Operations, or (B) are embodied in or by any of the Product Know-How, and (iii) all Intellectual Property Rights Controlled by Arena that constitute Patent applications filed pursuant to Section 1.4 (including any resulting Patents issuing on such applications); provided that Product IP excludes (a) all Domain Names, (b) all Trademarks, and (c) any Intellectual Property Rights listed on Schedule D.

(iiiiii)“Product IP Action” has the meaning set forth in Section 1.1(e)(i).

(jjjjjj) “Product Know-How” means all Know-How Controlled by Arena as of the Closing that is used or held for use in, is reasonably necessary for, or was generated in, the Product Operations.  For clarity, Product Know-How does not include any Intellectual Property Rights in any of the foregoing.

(kkkkkk)“Product Operations” means, as conducted by Arena and its Current Affiliates, or any Affiliates of Arena prior to the date of this Agreement, at any time prior to the Closing (except as expressly provided elsewhere in this Agreement), the development (including

***Confidential Treatment Requested

all non-clinical, pre-clinical and clinical studies), manufacture, formulation, testing, use, distribution, marketing, sale, promotion and other commercialization and exploitation of the Compound, APD811 and any other Products, excluding compound discovery, identification or optimization activities to the extent such activities relate to products and compounds other than APD811, Compounds and Products.

(llllll)“Product Sublicense” means the grant to a Third Party of a license or other right under the Product IP or Other Product Assets (including an agreement not to assert) to use,

offer for sale or sell any Product; provided that such right consists of more than the mere right to purchase the Product from UT, its Affiliates and/or other Third Party that is a Product Sublicensee (a) for resale or (b) to provide services on behalf of UT, its Affiliates and/or Product Sublicensees.  For the avoidance of doubt, (i) the grant of distribution rights to Third Party distributors who purchase the Product from UT, its Affiliates and/or other Third Party that is a Product Sublicensee at a transfer price that does not vary with such distributors’ sales and do not pay to UT, its Affiliates and/or a Product Sublicensee any additional consideration based on the amounts received by distributors’ on their sales of Product are not “Product Sublicenses”, (ii) the grant of manufacturing rights to Third Party contract manufacturers for the purpose of manufacturing Product for UT, its Affiliates and/or Third Party that is a Product Sublicensee are not “Product Sublicenses” or (iii) the grant of a license or other right under the Product IP to Third Parties by UT and/or its Affiliates solely for purposes of providing services to UT and/or its Affiliates where UT or its Affiliate, not such Third Parties, recognize revenues from Product sales are not “Product Sublicenses.”

(mmmmmm)“Product Sublicensees” means (i) a Third Party to whom UT and/or its Affiliates have granted a Product Sublicense, and (ii) any further Third Party to whom a further Product Sublicense has been granted by, or under the authority of, a Product Sublicensee described in clause (i).

(nnnnnn)“Prostacyclin” means a prostacyclin, a prostacyclin analog and/or a prostacyclin receptor agonist.

(oooooo)“Recipient” has the meaning set forth in Section 2.6.

(pppppp)“Regulatory Documentation” means all books, records, files, documents, data, information and correspondence of Arena or its Current Affiliates to the extent (A) relating to the Compounds, Products, Product Assets and/or Assumed Liabilities, (B) are used or held for use in the Product Operations or (C) were generated in the conduct of the Product Operations, including (only to such extent) (i) all records with respect to supply sources; (ii) all non-clinical, pre-clinical and clinical study data referenced in the APD811 IND and all such data generated since the filing of the APD811 IND relating to the development or manufacturing of APD811 or any other Compounds or Products and any materials used in connection therewith, including all raw data relating to any such studies, all case report forms relating thereto, all statistical programs developed (or modified in a manner to the use or function thereof) to analyze such data, and all investigator brochures for such studies; (iii) all market research data, market intelligence reports, statistical programs (if any) used for marketing and sales research with respect to the Products; (iv) promotional, advertising and marketing materials, sales forecasting models, medical education materials, sales training materials, web site content and advertising and display materials relating to the Products; (v) all records, including vendor and supplier lists, manufacturing records, sampling records, standard operating procedures and batch records, related to the manufacturing process for APD811 or any other Compound or Product; (vi) all data contained in laboratory notebooks to the extent relating to APD811 or any other Compounds or Products or relating to the biological, physiological, mechanical or formula properties of any of the foregoing; (vii) all adverse experience reports and files related thereto (including source documentation) and all periodic adverse experience reports and all data contained in electronic data bases relating to periodic adverse experience reports with respect to APD811 or the Product; (viii) all analytical and quality control data relating to APD811 or the Product; and (ix) all correspondence, minutes or other communications with the FDA or any other Governmental or Regulatory Authority relating to APD811 owned or held by Arena or any of its Current Affiliates as of or prior to the Closing other than any Excluded Assets. For the avoidance of doubt, Regulatory Documentation shall not include any Excluded Assets.

(qqqqqq)“Related Agreements” means the Assignment and Assumption Agreement, the Domain Name Assignment, the Transition Services Agreement, the Trademark Assignment and the Confidentiality Agreement and any agreement, document or instrument entered into or delivered in connection with this Agreement and the Transactions.

(rrrrrr)“Restricted Product” means any compounds or products being developed by or on behalf of Arena during the ROFO Period for the treatment, prevention or amelioration of PH. For the avoidance of doubt, etrasimod, olorinab, temanogrel and APD418 are not Restricted Products unless such product candidates are (x) being developed by or on behalf of Arena in a clinical trial with the primary efficacy endpoint for the treatment, prevention or amelioration of PH or (y) proposed to be exclusively licensed for the primary purpose of developing such product candidate for PH.

(ssssss)“ROFO Notice” has the meaning set forth in Section 6.7(b)(i).

(tttttt)“ROFO Period” has the meaning set forth in Section 6.7(b)(i).

(uuuuuu)“Royalty Payment” means any payment made to Arena pursuant to Section 2.5(a).

(vvvvvv)“Royalty Term” has the meaning set forth in Section 2.5(b).

(wwwwww)“Sales Threshold” has the meaning set forth in Section 2.5(b).

(xxxxxx)“Schedule Update” has the meaning set forth in Section 6.1(b).

(yyyyyy)“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

(zzzzzz)“Selling Entity” has the meaning set forth in Section 9.1(ccccc).

(aaaaaaa)“Settled Claims” has the meaning set forth in Section 8.5(c).

(bbbbbbb)“Straddle Period Tax” has the meaning set forth in Section 6.11(b).

(ccccccc)“Tangible Personal Property” means, to the extent exclusively related to the Product Operations, all furniture, fixtures, equipment, computer hardware, office equipment and apparatuses, tools, machinery and supplies and other tangible property of every kind owned or leased (wherever located and whether or not carried on the books and records), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, including those listed on Schedule E.

(ddddddd)“Tax” or “Taxes” means any all federal, provincial, territorial, state, municipal, local, foreign or other taxes (including imposts, rates, levies, assessments and other charges, in each case in the nature of a tax), including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions to tax (and additional amounts imposed with respect to such amounts), in each case whether disputed or not, including any such amounts imposed by operation of Law.

(eeeeeee)“Tax Contest” has the meaning set forth in Section 6.11(d).

(fffffff)“Tax Return” means all U.S. federal, state, local, provincial and non U.S. returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents and any amendments thereof (including any related or supporting information or schedule attached thereto) filed or required to be filed with any applicable Governmental or Regulatory Authority in connection with the determination, assessment or collection of any Tax.

(ggggggg)“Third Party” means any Person other than Arena or UT or an Affiliate of Arena or UT.

(hhhhhhh)“Third Party Claim” has the meaning set forth in Section 8.6(a).

(iiiiiii)“Third Party Notice” has the meaning set forth in Section 8.6(a).

(jjjjjjj)“Threshold Year” has the meaning set forth in Section 2.5(b).

(kkkkkkk)“Trademark Assignment” means the document evidencing the assignment to UT of all rights in the Trademarks attached hereto as Exhibit F.

(lllllll)“Trademarks” means all trademarks, trade names, corporate names, service marks, brand names, logos, trade dress, slogans, and other indicia of source or origin together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated with the foregoing and all common-law rights thereto, as well as all applications, registrations and renewals in connection therewith.

(mmmmmmm)“Transactions” means the transactions contemplated pursuant to this Agreement and the Related Agreements.

(nnnnnnn)“Transfer Taxes” has the meaning set forth in Section 6.11(c).

(ooooooo)“Unobjected Claim” has the meaning set forth in Section 8.5(b).

(ppppppp)“Up-Front Payment” means an amount, in cash, of Eight Hundred Million US Dollars ($800,000,000) plus the Additional Payment.

(qqqqqqq)“UT” has the meaning set forth in the preamble.

(rrrrrrr)“UT Indemnified Parties” has the meaning set forth in Section 8.1(a).

(sssssss)“UT Material Adverse Effect” means any change, event, development or effect that, individually or in the aggregate, (i) has had, or would reasonably be likely to have, a material adverse effect on the business or results of operations or condition of UT and its subsidiaries, taken as a whole, or (ii) has, or would reasonably be likely to, materially impair or delay UT’s ability to consummate the Transactions; provided, however, that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a UT Material Adverse Effect shall have occurred: (a) any change or development in general economic conditions or such change or development in conditions in the industries or markets in which UT operates its business and operations, (b) any change in financing, banking or securities markets generally, (c) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto, (d) any adverse effect resulting directly or indirectly from any change in applicable Laws or the interpretation thereof; provided, in each case of (a), (b), (c) and (d), that such effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on UT and its subsidiaries, taken as a whole, relative to other business and operations in the industries or markets in which UT operates its business and operations or(e) any adverse effect resulting directly or indirectly from the announcement, execution or delivery of this Agreement or the pendency or consummation of the Transactions.

(ttttttt)“UT Negotiation Period” has the meaning set forth in Section 6.7(b)(ii).

(uuuuuuu)“UT Notice” has the meaning set forth in Section 6.7(b)(ii).

(vvvvvvv)“Valid Claim” means a claim of an issued and unexpired Patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

Article 10

Miscellaneous

10.1Governing Law; Jurisdiction and Venue.  This Agreement, and all Claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement or any Related Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, including its statutes of limitations.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.2Notices.  All notices and other communications hereunder will be in writing and will be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by overnight courier or on the third Business Day after being sent when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(1)	If to Arena, to:

Arena Pharmaceuticals, Inc.
6154 Nancy Ridge Drive
San Diego, CA 92121
Attention: Chief Executive Officer
Fax: (858) 677-0065

with a copy (which will not constitute notice to Arena) to:
Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Barbara Borden; Kay Chandler; and Steve Przesmicki
Fax: (858) 550-6420

(2)	If to UT to:
United Therapeutics Corporation

1735 Connecticut Avenue NW
Washington, DC 20016
Attn: General Counsel

Fax: (202) 483-4005

with a copy (which shall not constitute notice) to each of:

Wilson Sonsini Goodrich & Rosati, P.C.
1700 K Street N.W., Fifth Floor
Washington, D.C. 20006
Attention: James Clessuras, Esq. and Mark P. Holloway, Esq.
Fax: (202) 973-8899

Wilson Sonsini Goodrich & Rosati, P.C.
One Market Plaza, Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Robert T. Ishii, Esq.
Fax: (415) 947-2009

10.3Termination; Amendments and Waiver.

(a)This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(i)by unanimous agreement of Arena and UT;

(ii)by Arena or UT if the Closing Date shall not have occurred by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.3 shall not be available to any party whose action or failure to act has been a proximate cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(iii)by Arena or UT if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Transactions, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued by any Governmental or Regulatory Authority that would make consummation of the Closing illegal;

(iv)by UT if there shall be any final non-appealable action taken, or any statute, rule, regulation or a final non-appealable order enacted, promulgated or issued by any Governmental or Regulatory Authority, which would prohibit UT’s ownership or operation of any material portion of the Product Assets;

(v)by UT if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Arena contained in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Arena; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(vi)by Arena if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of UT contained in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to UT; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

(b)In the event of termination of this Agreement as provided in Section 10.3(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of UT, Arena, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for common law fraud or willful breach of this Agreement prior to its termination; and provided, further, however, that, the provisions of Sections 6.2 (Public Disclosures) and 6.5 (Confidentiality) and Article 10 shall remain in full force and effect and survive any termination of this Agreement.

(c)This Agreement may be amended, superseded, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the Party against whom the waiver is to be effective.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law (i) no Claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the Claim or right unless in writing signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(d)A failure or omission of any Party to insist, in any instance, upon strict performance by another Party of any term or provision of this Agreement or to exercise any of its rights hereunder will not be deemed a modification of any term or provision hereof or a waiver or relinquishment of the future performance of any such term or provision by such Party, nor will such failure or omission constitute a waiver of the right of such Party to insist upon future performance by another Party of any such term or provision or any other term or provision of this Agreement.

10.4Entire Agreement.  This Agreement, together with the Disclosure Schedules, Related Agreements, all Exhibits and Schedules hereto and thereto and the documents, agreements, certificates and instruments referred to herein and therein, constitute the entire agreement between the parties hereto and with respect to the subject matter hereof and supersedes all prior representations, warranties, agreements, and understandings, oral or written, with respect to such matters and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

10.5Headings; Interpretation.  The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.  Unless the context otherwise requires, the singular includes the plural, and the plural includes the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

10.6No Assignment; Licensing; Binding Effect.  This Agreement is not assignable by any Party without the prior written consent of the other Party; provided, however, for the avoidance of doubt, UT may, without Arena’s consent, (a) at any time, sell, assign, contribute or otherwise transfer this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate, (b) assign all or any part of its rights or obligations hereunder to any Person (whether or not an Affiliate of UT) in connection with a merger or consolidation of UT or the sale of all or substantially all of UT’s operations or assets and (c) grant or permit any Lien or assignment to any Person (whether or not an Affiliate of UT) in connection with a financing for UT (or an Affiliate of UT to which any rights under this Agreement have been assigned or sublicensed) from time to time, in each case of clauses (a), (b) or (c) above, without UT being relieved of any of its obligations hereunder; provided, further, that Arena may, without UT’s consent, but subject to the immediate assignment as set forth in Section 1.1(h) in the case the transfer includes as Assignment Condition as described therein, (x) at any time, sell, assign, contribute or otherwise transfer this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate (subject to the immediate assignment as set forth in Section 1.1(h)(i) in the case the transfer includes an Assignment Condition as described therein), (y) assign all of its rights or obligations hereunder to any Person (whether or not an Affiliate of Arena) in connection with a Change of Control of Arena (subject to the immediate assignment set forth in Section 1.1(h)(i) in the case of assignment includes an Assignment Condition as described therein), and (z) at any time, sell, assign, contribute or otherwise transfer its right to receive the Royalty Payment or the Milestone Payment to any Person as provided in Section 2.5(h), in each case of (x) and (y) above, without Arena being relieved of any of its obligations hereunder.  UT may grant licenses of the Product to UT’s Affiliates or any Third Parties without the prior consent of Arena.  This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.7Invalidity.  In the event that any provision of this Agreement is declared to be void or unenforceable, the remainder of this Agreement will not be affected thereby and will remain in full force and effect to the extent feasible in the absence of the void and unenforceable declaration.  The Parties furthermore agree to execute and deliver such amendatory contractual provisions to accomplish lawfully as nearly as possible the goals and purposes of the provision so held to be void or unenforceable.

10.8Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

10.9Incorporation by Reference.  The Disclosure Schedules, the Schedules and Exhibits and the documents referenced herein and therein constitute integral parts of this Agreement and are hereby incorporated by reference herein.

10.10Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.11Specific Performance.  The parties agree that irreparable damages would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and each of the parties will be entitled to specific performance of the terms hereof or injunctive relief, in addition to any other remedy at law or in equity that may be available under applicable Law.

10.12No Third Party Beneficiaries.  Except as provided in Article 8, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties hereto to confer Third Party beneficiary rights upon any other Person.

10.13Facsimile Signature.  Any facsimile signature attached hereto will be deemed to be an original and will have the same force and effect as an original signature.

10.14WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELEVANT MATTER.

10.15Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party hereto will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Related Agreements and the Transactions. [                    …***…                    ]

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***Confidential Treatment Requested

IN WITNESS WHEREOF, the parties, intending legally to be bound, have caused this Agreement to be duly executed and delivered as of the day and year first herein above written.

ARENA:

Arena Pharmaceuticals, Inc.

By:	/s/ Amit D. Munshi
Print Name:	Amit D. Munshi
Title:	President and Chief Executive Officer

[Signature Page to Exclusive License Agreement]

UT:

UNITED THERAPEUTICS CORPORATION

By:	/s/ Martine Rothblatt
Print Name:	Martine Rothblatt
Title:	Chairman and Chief Executive Officer

[Signature Page to Exclusive License Agreement]